SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant Rule 14a-12

NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Annual Meeting
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING
Voting at the Meeting
Shareholder Director Nominations and Proposals
CORPORATE PHILOSOPHY
Corporate Purpose
Corporate Goals
Customers
Employees
Communities
CORPORATE GOVERNANCE
Director Independence
Governance Guidelines
Code of Business and Ethical Conduct
Director Nominating Process
Shareholder Communications with the Board of Directors
Presiding Director
Executive Sessions
Attendance at the Annual Meeting of Shareholders
Annual Self-Assessments
Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions
Governance Documents
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL NO. 1: ELECTION OF DIRECTORS WHOSE TERM EXPIRES IN 2013
NOMINEES AND OTHER DIRECTORS
Nominees For Terms Expiring in 2013
Present Directors Whose Terms Expire in 2011
Present Directors Whose Terms Expire in 2012
RECOMMENDATION REGARDING PROPOSAL 1
Director Compensation
Director Compensation Table for Fiscal Year 2009
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2010
Required Vote
Pre-Approval of Audit and Non-Audit Services
Fees Paid to Ernst & Young LLP
RECOMMENDATION REGARDING PROPOSAL 2
Security Ownership of Nordson Common Shares by Directors, Executive Officers and Large Beneficial Owners
Five Percent Beneficial Owners
Section 16(a) Beneficial Ownership Reporting Compliance
Share Ownership Guidelines for Non-Employee Directors
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
PART I: INTRODUCTION AND EXECUTIVE SUMMARY
Executive Summary -- 2009/2010 Compensation Committee Actions and 2009 Financial Performance Related to Executive Compensation
Compensation Committee Actions
2009 Financial Performance Related to Executive Compensation
PART II: COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Philosophy and Objectives of our Executive Compensation Program
Compensation Process and Procedures
Role of the Compensation Committee
Role of the Compensation Consultant
Role of Executive Officers
COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM TABLE
Elements of Executive Compensation -- Base Salary, Short- and Long-Term Incentives and Perquisites
Base Salary
Short-Term Incentive
Long-Term Incentives
Executive Perquisites
Elements of Executive Compensation -- Welfare and Retirement Benefits
Medical, Disability and Life Insurance Benefits
Retirement Benefits
Change-in-Control Retention Agreements
PART III: ANALYSIS OF COMPENSATION DECISIONS FOR FISCAL YEARS 2009 AND 2010
2009 Compensation Actions
Benchmarking
Long-Term Incentive Compensation
Mr. Campbell’s Compensation
2009 Realized Compensation
2010 Compensation Actions
Employment Agreement with Mr. Hilton
PART IV: POLICIES RELATED TO EXECUTIVE COMPENSATION
Equity Grant Policy
Share Ownership Guidelines
Accounting and Tax Considerations
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION FOR FISCAL YEAR 2009
Summary Compensation Table For Fiscal Year 2009
GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2009
Grants of Plan-Based Awards During Fiscal Year 2009 Table
OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END
Outstanding Equity Awards At Fiscal 2009 Year-End Table
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2009
PENSION BENEFITS FOR FISCAL YEAR 2009
Excess Defined Benefit Pension Plan
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Payments Made Upon All Terminations
Payments Upon Termination Due to Death
Payments Upon Termination Due to Long-Term Disability
Payments Upon Termination Due to Retirement
Payments Upon Termination for Cause or Voluntary Termination
Payments Upon Termination Without Cause or for Good Reason
Payments in Connection with a Change-in-Control
Payments Upon a Qualifying Termination Following a Change-in-Control
Potential Payments Upon Termination Or Change-In-Control Tables
APPENDIX A

NORDSON CORPORATION

Notice of 2010
Annual Meeting
and Proxy Statement

Edward P. Campbell
Chairman of the Board

January 16, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 16, 2010. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, I urge you to vote your shares by telephone, the Internet or by mail. Instructions regarding all three methods of voting accompany your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

I look forward to seeing you at the meeting.

Sincerely,

EDWARD P. CAMPBELL
Chairman of the Board

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 16, 2010. The purposes of the meeting are:

1.	To elect the five directors recommended by the Board of Directors to the class whose term expires in 2013;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010, which is recommended by the Board of Directors; and

3.	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on December 24, 2009 are entitled to notice of and to vote at the meeting.

For the Board of Directors

ROBERT E. VEILLETTE
Vice President, General Counsel
and Secretary

January 16, 2010

NORDSON CORPORATION

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Nordson Corporation to be used at the Annual Meeting of Shareholders to be held on February 16, 2010 and any adjournment or postponement of that meeting. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders that accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the Annual Meeting, and the instructions contained in such proxies will be followed. If no directions are given, the proxy will be voted (i) FOR the election of the five nominees listed on the proxy; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010.

If you are a shareholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that you vote your shares whether or not you attend the meeting in person. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. The proxies cannot be voted for a greater number of persons than the number of nominees. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. However, your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters. Proposal 1 relating to the election of five directors nominated by the Board of Directors is considered a “non-routine” matter and Proposal 2 relating to the appointment of the company’s independent auditors for our fiscal year ending October 31, 2010 is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted on the election of directors at the Annual Meeting.

If you participate in our 401(k) plan and/or our Employee Stock Ownership Plan (ESOP), you may vote the amount of shares credited to your account as of the record date for the Annual Meeting. You may vote by instructing New York Life Investment Management, the trustee of the 401(k) plan and the ESOP, pursuant to the instruction card being delivered with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received in a timely manner. If you do not send timely instructions, the non-voted whole and fractional shares will be voted by the trustee in the same proportion that it votes the whole and fractional shares for which it did receive timely voting instructions.

Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary; however, no such revocation or subsequent proxy will be effective unless and until written notice of the revocation or subsequent proxy is received by us at or prior to the Annual Meeting.

For 401(k) plan and the ESOP shares, you may revoke previously given voting instructions on or before February 12, 2010 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with the trustee.

This proxy statement and the enclosed proxy card are being mailed to shareholders on or about January 16, 2010. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held on February 16, 2010:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended October 31, 2009 are available by accessing the “Investor Information” menu item of our website: www.nordson.com.

INFORMATION ABOUT THE ANNUAL MEETING

Voting at the Meeting

Shareholders of record at the close of business on December 24, 2009 are entitled to vote at the meeting. On that date, a total of 33,733,939 of our common shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, our shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each of our shareholders is voting. Our shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy card.

Under Ohio law, directors are elected by a plurality of the votes of shareholders of the corporation present at a meeting at which a quorum is present, unless otherwise specified in an Ohio corporation’s Articles of Incorporation, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote may have the same effect as a vote against a director nominee or a proposal, as each abstention or broker non-vote would be one less vote in favor of a director nominee or a proposal. An affirmative vote of a majority of the shares represented at the meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If any of the nominees for terms expiring in 2013 becomes unable or declines to serve as a director, each properly submitted proxy will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

The Board of Directors knows of no other matters that will be presented at the annual meeting other than as described in this proxy statement. However, if other matters do properly come before the annual meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Director Nominations and Proposals

Any shareholder who wishes to submit for inclusion in next year’s proxy statement a candidate for election as director or a proposal to be considered should send the nomination or proposal for consideration c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 18, 2010. A shareholder may nominate a candidate for election as a director at the 2011 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of the company of record at the time of giving of the notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are available by accessing the “Governance” menu item at www.nordson.com/corporate. Additionally, under our Regulations, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if the shareholder provides written notice no earlier than November 18, 2010 and no later than December 18, 2010. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above.

We will bear the expense of preparing, printing and mailing this notice and proxy statement. Our officers and regular employees may request proxies by contacting us by mail, telephone or in person. We will ask custodians, nominees and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Upon request, we will reimburse them for their reasonable expenses for mailing the proxy material. Our Annual Report to Shareholders, including financial statements for the fiscal year ended October 31, 2009, is being mailed to shareholders of record with this proxy statement.

Also, we have engaged a professional proxy solicitation firm, Georgeson Inc., to assist us in soliciting proxies. We will pay a fee of approximately $8,500, plus expenses, to Georgeson for its services. If you have any questions or need any assistance in voting your shares, please contact Georgeson at:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
(800) 509-0963 (Toll Free)
Banks and Brokerages please call:
(212) 440-9800

CORPORATE PHILOSOPHY

Corporate Purpose

We strive to be a vital, self-renewing, worldwide organization which, within the framework of ethical behavior and enlightened citizenship, grows and produces wealth for our customers, employees, long-term shareholders and communities.

Corporate Goals

We operate for the purpose of creating balanced, long-term benefits for all of our constituencies: customers, employees, long-term shareholders and communities.

We do not expect every quarter to produce increased sales, earnings and earnings per share, or to exceed the comparative prior year’s quarter. We do expect to produce long-term gains. When short-term swings occur, we do not intend to alter our basic objectives in efforts to mitigate the impact of these natural occurrences.

We achieve growth by seizing market opportunities with existing products and markets, investing in systems to maximize productivity and pursuing growth markets. We augment this strategy through product line additions, engineering, research and development, and acquisition of companies that can serve multinational industrial markets.

Customers

We create benefits for our customers through a Package of Values®, which includes carefully engineered, durable products; strong service support; the backing of a well-established worldwide company with financial and technical strengths; and a corporate commitment to deliver what was promised.

We strive to provide genuine customer satisfaction; it is the foundation upon which we continue to build our business.

Employees

Complementing our business strategy is the objective to provide opportunities for employee self-fulfillment, growth, security, recognition and equitable compensation.

We meet this goal through our Human Resources department’s facilitation of employee training and leadership training and the creation of on-the-job growth opportunities. The result is a highly qualified and professional management team capable of meeting corporate objectives.

We recognize the value of employee participation in the planning process. Strategic and operating plans are developed by all business units and divisions, resulting in a sense of ownership and commitment on the part of employees in accomplishing our objectives. In addition, employees participate in Lean initiatives to continuously improve our processes.

We are an equal opportunity employer.

Communities

We are committed to contributing approximately 5 percent of domestic pretax earnings to human services, education and other charitable activities, particularly in communities where we have major facilities.

Since our founding, we have held the belief that business, as a corporate citizen, has a social responsibility to share its success with the communities in which it operates and its employees live. With this operating philosophy, in 2009 we contributed $2.1 million to nonprofit organizations operating in the areas of education, civic affairs, human welfare and arts and culture. In addition, our employees also showed their community commitment by volunteering through our Time ’n Talent program. In 2009, employees spent nearly 5,600 hours strengthening their communities and supporting individuals and families in need.

CORPORATE GOVERNANCE

Director Independence

Our Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the Nasdaq Stock Market LLC (“Nasdaq”) standards for independence will be considered independent. Our Board of Directors has affirmatively determined that Messrs. Carson, Hardis, Keithley, Madar, Merriman, Robinson, Rosen, Dr. Ignat and Ms. Puma are independent directors and nominees Messrs. Banks and Richey, if elected, will be independent directors. The independent directors constitute a majority of the Board, and the only director who will not be independent is nominee Michael F. Hilton, our President and Chief Executive Officer effective January 16, 2010.

Governance Guidelines

On December 10, 2008, our Board of Directors adopted the revised Nordson Corporation Governance Guidelines. The Governance Guidelines incorporate best governance practices in the area of other board memberships, executive sessions of the independent directors and director recruitment and performance guidelines. Our Governance Guidelines also set out in detail the roles of the chairman of the board and the presiding director, including the role of the presiding director in the event the chairman of the board is not an independent director.

Code of Business and Ethical Conduct

We have a Code of Business and Ethical Conduct that addresses our commitment to honesty and integrity and the ethical behavior of our directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom we have or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited. The Code of Business and Ethical Conduct is available by accessing the “Code of Business and Ethical Conduct” menu item at www.nordson.com/corporate/governance.

Director Nominating Process

The Governance and Nominating Committee reviews annually the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes experience, reputation, judgment, diversity and skills, among other relevant factors in the context of the perceived needs of the Board.

Our Board of Directors has established a process for the identification and selection of candidates for director. The Governance and Nominating Committee, in consultation with the Chairman of the Board, periodically examines the composition of the Board. If the Governance and Nominating Committee determines that adding a new director is advisable, the Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Governance and Nominating Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Governance and Nominating Committee, and the Committee evaluates the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in our Governance Guidelines and Director Recruitment and Performance Guidelines. The Director Recruitment and Performance Guidelines were adopted by the Board of Directors on December 6, 2006 upon recommendation of the Governance and Nominating Committee and are a crucial element of our Governance Guidelines. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Governance and Nominating Committee, another director, management, a search firm or another third party. The Governance and Nominating Committee submits any recommended candidate to the full Board of Directors for approval and recommendation to our shareholders.

In evaluating the suitability of individuals for Board membership, the Governance and Nominating Committee evaluates each individual in the context of our Director Recruitment and Performance Guidelines, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Governance and Nominating Committee does not distinguish between nominees recommended by shareholders and other nominees. In 2009, the Governance and Nominating Committee engaged a third-party search firm, Heidrick & Struggles, to identify possible candidates who met the minimum and desired qualifications, to interview and screen such candidates (including conducting reference checks and arranging for appropriate background checks), to act as a liaison among the Board of Directors, the Governance and Nominating Committee and each candidate during the screening and evaluation process, and thereafter to be available for consultation as needed. Nominees Richey and Banks were recommended by Heidrick & Struggles.

Shareholders wishing to suggest candidates to the Governance and Nominating Committee for consideration as directors must submit a written notice to the Secretary, who will present the notice to the Governance and Nominating Committee. Our Regulations set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in the “Shareholder Director Nominations and Proposals” and “Shareholder Communications with the Board of Directors” sections of this proxy statement.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board, the Chairman of the Board, a Board committee, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145. Shareholders may also communicate directly with the Board of Directors by mail through the Chairperson, Governance and Nominating Committee, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Secretary will initially receive and process communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about us. Concerns about accounting or auditing matters or possible violations of our Code of Business and Ethical Conduct should be reported pursuant to the procedures outlined in the Code.

Presiding Director

A Presiding Director would be elected by our independent directors and serve in the absence of an independent non-executive Chairman. A Presiding Director presides over all meetings of the non-employee directors held in executive session. A Presiding Director also has other authority and responsibilities that are described in the Governance Guidelines. Stephen R. Hardis served as our Presiding Director in 2009, but will relinquish the role upon Joseph P. Keithley assuming the position of Chairman of the Board effective with Edward P. Campbell’s retirement as Chairman and as a director at the Annual Meeting. Mr. Keithley will be an independent non-executive Chairman.

Executive Sessions

Pursuant to our Governance Guidelines, non-employee directors of the Board meet in regularly scheduled executive sessions without management. In the absence of an independent non-executive Chairman, the Presiding Director chairs all regularly scheduled executive sessions, and also has authority to convene meetings of the non-employee directors at any time with appropriate notice. In fiscal year 2009, Mr. Hardis conducted an executive session at each regular meeting of the Board.

Attendance at the Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which a director serves. During the last fiscal year, each incumbent director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served. All incumbent directors attended the 2009 Annual Meeting of the Shareholders, except Mr. Carson who was not a director at the time of the 2009 Annual Meeting of the Shareholders.

Annual Self-Assessments

The Board of Directors conducts an annual self-assessment to determine, among other matters, whether the Board and the Committees are functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. The standing Committees — Audit, Compensation, and Governance and Nominating — are also required to each conduct an annual self-assessment. The Governance and Nominating Committee is responsible for overseeing this self-assessment process. The Board and the three standing Committees each conducted the self-assessments described above during fiscal year 2009.

Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions

There were no transactions between us and our officers, directors or any person related to our executive officers or directors, or with any holder of more than 5% of our outstanding common shares, either during fiscal year 2009 or up to the date of this proxy statement, in which any such person has a direct or indirect material interest. We review all transactions between us and any of our executive officers and directors. Our Code of Business and Ethical Conduct, which applies to directors, officers and all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with our best interests or those of our shareholders. In addition, our Related Persons Transactions Policy includes procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors, to the extent that they may arise. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as deemed necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between us and any of our officers or directors to the Audit Committee. We define “related persons transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with our interests, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. Any related persons transactions concerning the Company and any of our directors or executive officers including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Audit Committee. It is our policy to avoid related person transactions and related person transactions involving our executive officers are generally prohibited. We also require that each of our executive officers and directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission rules. Our legal counsel reviews and analyzes all responses to the annual questionnaires and, if necessary or appropriate, presents the information to the Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

Mr. Campbell, Chairman of the Board of Directors through this Annual Meeting, is also a director of KeyCorp. We and KeyCorp have had a banking relationship since 1954. KeyCorp currently acts as agent for our $400 million revolving credit facility. KeyCorp also serves as our cash manager and acts as trustee for several trusts managed by us. Mr. Banks, a director-nominee, serves as executive vice president and operating officer of Parker Hannifin Corporation. Parker Hannifin is a supplier of components to a number of our business units in volumes of less than .01% of Parker Hannifin’s annual revenue for fiscal year 2009. All purchases were conducted at arms-length. We have taken the appropriate steps to ensure the avoidance of any conflicts of interest resulting from our relationships with KeyCorp and Parker Hannifin.

Governance Documents

All of our current corporate governance documents and policies, including our Governance Guidelines, Director Recruitment and Performance Guidelines, committee charters, Code of Business and Ethical Conduct and Related Persons Transaction Policy are available by accessing the “Governance” menu item at www.nordson.com/corporate and in print to any shareholder who requests them. The annual report and this proxy statement are also available at www.nordson.com. Upon request, copies of the annual report will be mailed to you (at no charge) by contacting Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.  Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the directors. The Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. In fiscal year 2009, our Board of Directors met five times in regular session and conducted two special meetings. An executive session of independent directors occurred at each regular meeting.

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The table below provides current committee membership and fiscal year 2009 committee meeting information:

Director	Audit		Compensation		Governance & Nominating

Randolph W. Carson	X
William D. Ginn	X
Stephen R. Hardis			X	*	X
David W. Ignat	X
Joseph P. Keithley			X		X	*
William P. Madar	X	*			X
Michael J. Merriman, Jr.	X
Mary G. Puma			X		X
William L. Robinson			X
Benedict P. Rosen			X		X
Total meetings in fiscal year 2009	8		6		5

* Committee Chairperson

Audit Committee.  All members of the Audit Committee meet the Nasdaq independence standards. The Board of Directors has designated Mr. Madar and Mr. Merriman as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•	appointing, compensating and overseeing the independent auditors for each fiscal year;

•	approving all permissible audit and non-audit services to be performed by the independent auditors;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters;

•	approving all related-persons transactions; and

•	overseeing the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations and underlying economic assumptions.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter, which is available by accessing the “Committee of the Board of Directors — Audit Committee” menu item at www.nordson.com/corporate/governance. The Committee has discussed with the independent auditors the auditors’ independence from management and the company and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board of Directors is at Appendix A of this proxy statement.

Compensation Committee.  All members of the Compensation Committee meet the Nasdaq independence standards. The Committee is responsible for setting and approving compensation for our executive officers and for administering the incentive and equity participation plans under which we pay variable compensation to our executive officers. The Committee also administers employee equity and qualified and non-qualified retirement benefit plans. A more detailed discussion of the purposes, duties, and responsibilities of the Committee is found in the Committee’s charter which is available by accessing the “Committee of the Board of Directors — Compensation Committee” menu item at www.nordson.com/corporate/governance.

The Committee takes steps to enhance significantly its ability to carry out its responsibilities effectively to ensure that we maintain strong links between executive compensation and performance. Examples of these steps are:

•	holding executive sessions (without our management present) at every regularly scheduled Committee meeting;

•	engaging an outside compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•	realigning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•	strengthening the link between executive officer annual pay and shareholder value by basing incentive pay on the achievement of financial measures and additional specific objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate financial performance.

For each fiscal year, the Committee determines:

•	base salary adjustments (which are typically retroactive to the beginning of the fiscal year if the Committee meeting occurs after the beginning of the fiscal year);

•	payouts for the previous fiscal year’s annual cash incentive plan and completed three-year performance period under the long-term incentive plan; and

•	performance measures and levels for the prospective annual cash incentive plan and the prospective long-term incentive plan three-year performance period.

The Committee also has the authority to engage outside executive compensation consultants, to determine the scope of the consultant’s services and to terminate the consultant’s engagement. As described in the Compensation Discussion and Analysis section of this proxy statement, the Committee engaged Mercer for fiscal year 2009. The compensation consultant reports directly to the Chairperson of the Committee and provides the Committee with information and analysis related to executive compensation. The Committee also has oversight responsibility of the investment policy with respect to tax-qualified pension and retirement plan funds held in trust and financial performance of the investment managers for those funds.

Governance and Nominating Committee.  All members of the Governance and Nominating Committee meet the Nasdaq independence standards. The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and each director may effectively meet their fiduciary obligations to shareholders and to us. A more detailed discussion of the purposes, duties, and responsibilities of the Governance and Nominating Committee is found in the Committee’s charter which is available by accessing the “Committee of the Board of Directors — Governance and Nominating Committee” menu item at www.nordson.com/corporate/governance.

PROPOSAL NO. 1: ELECTION OF DIRECTORS WHOSE TERM EXPIRES IN 2013

NOMINEES AND OTHER DIRECTORS

Our Regulations require us to have at least nine directors with not less than three directors in each of three classes. The terms of these classes as of the 2010 Annual Meeting will expire in 2011, 2012, and 2013. Each of the directors serves for a term of three years and until a successor is elected.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2013 and, unless otherwise marked, a proxy will be voted for such nominees. Messrs. Carson and Rosen currently serve as directors. Mr. Rosen was last elected by the shareholders at the 2007 Annual Meeting. Mr. Carson was elected as a director by the Board of Directors on April 28, 2009 as a member of the class of directors whose terms expire in 2010. Under our Regulations, a director who is elected by the Board of Directors is required, if nominated, to stand for election at the next regularly scheduled Annual Meeting of Shareholders.

The name and age of each of the five nominees for election as directors for terms expiring in 2013, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the company and certain other information. The information is as of January 16, 2010.

Nominees For Terms Expiring in 2013

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Lee C. Banks	46	Mr. Banks has served as Executive Vice President and Operating Officer of Parker Hannifin since 2008. Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. Mr. Banks was Senior Vice President and Operating Officer of Parker Hannifin from 2006 to 2008 and served as its Worldwide President, Hydraulics Group from 2003 to 2006.	—

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Randolph W. Carson	58	From 2000 to February 2009, Mr. Carson served as Chief Executive Officer of the Electrical Group of Eaton Corporation, a global diversified industrial manufacturer with 2008 sales of $15.4 billion. Eaton’s Electrical Group is a global technology leader in electrical components and systems for power quality, distribution and control. Mr. Carson is a director of Fairchild Semiconductor Inc., a leading global manufacturer of Semiconductor devices; Graftech International Inc., a global manufacturer of carbon and graphite products; and the Southwire Company, the leading North American supplier of wire and cable products.	2009
Michael F. Hilton	55	Mr. Hilton became Nordson’s President and Chief Executive Officer effective January 16, 2010. Prior to his joining Nordson, Mr. Hilton was senior vice president and general manager for Air Products and Chemicals Inc. with specific responsibility for leading the company’s $2 billion global Electronics and Performance Materials segment. From October 2006 through September 2007, Mr. Hilton was vice president and general manager of Air Products and Chemicals’ Electronics and Performance Materials segment. Mr. Hilton served as Air Products and Chemicals’ vice president, Electronics Business from 2003 to 2006. Air Products and Chemicals Inc. serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services.	—
Victor L. Richey, Jr.	52	Mr. Richey has served as Chairman, President and Chief Executive Officer of ESCO Technologies Inc., a diversified manufacturer of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation; engineered filtration products to the aviation, space and process markets worldwide; is the industry leader in RF shielding and EMC test products since September 2006. Mr. Richey served as ESCO Technologies Inc.’s Chairman and Chief Executive Officer from April 2002 to September 2006.	—
Benedict P. Rosen	73	Mr. Rosen served as Chairman of AVX Corporation from July 1997 through July 2008, and was Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999

Present Directors Whose Terms Expire in 2011

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Stephen R. Hardis	74	Mr. Hardis served as Chairman and Chief Executive Officer of Eaton Corporation from January 1996 until his retirement in July 2000. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Lexmark International, Inc., a manufacturer and seller of computer printer products; Marsh & McLennan Cos., a provider of insurance and reinsurance, consulting, and investment advisory and management services; The Progressive Corporation, an insurance holding company; and Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry.	1984
Joseph P. Keithley	61	Mr. Keithley is Chairman of the Board, President and Chief Executive Officer of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries. He has served as Chairman of the Board of Keithley Instruments since 1991, as Chief Executive Officer since 1993 and as President since 1994. Mr. Keithley is also a director of Brush Engineered Materials, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications.	2001
Mary G. Puma	51	Ms. Puma is Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001
William L. Robinson	68	For the last ten years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law, currently in the capacity of Distinguished Professor of Law.	1995

Present Directors Whose Terms Expire in 2012

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Dr. David W. Ignat	68	Dr. Ignat was the Scientific Editor and General Manager of “Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002
William P. Madar	70	Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. He was President and Chief Executive Officer of Nordson from February 1986 through August 1996. Mr. Madar is a director of Brush Engineered Materials, Inc., an integrated producer of high performance specialty engineered materials used in a variety of electrical, electronic, thermal and structural applications.	1985
Michael J. Merriman, Jr.	53	Mr. Merriman was appointed an Operating Advisor of Resilience Capital Partners LLC in June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman is a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as a director and as President and Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 to November 2007. Mr. Merriman is a director of American Greetings Corporation, a designer, manufacturer and seller of greeting cards and other social expression products and was its Senior Vice President and Chief Financial Officer from September 2005 until November 2006. Mr. Merriman served as President and Chief Executive Officer of Royal Appliance Manufacturing Co., a developer, assembler and marketer of a full line of cleaning products for home and commercial use, from 1995 until April 2004 and a director of Royal Appliance Manufacturing Co. from October 1993 until April 2004. Mr. Merriman is a director of RC2 Corporation, a manufacturer of pre-school toys and infant products, and OMNOVA Solutions Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products.	2008

Former director William Colville retired from the Board of Directors on December 8, 2009. Director William Ginn will retire from the Board of Directors effective February 15, 2010. Edward P. Campbell will retire as Chairman of the Board and as a director at the 2010 Annual Meeting of Shareholders. Mr. Keithley will succeed Mr. Campbell as Chairman of the Board. No shareholder or group that beneficially owns 1% or more of our outstanding common shares has recommended a candidate for election as a director at the 2010 Annual Meeting of Shareholders.

RECOMMENDATION REGARDING PROPOSAL 1:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE DIRECTORS NOMINATED BY THE BOARD.

PROXIES RECEIVED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE OR DO NOT PROVIDE VOTING INSTRUCTIONS TO THEIR BROKER.

Director Compensation

Directors who are also our employees do not receive compensation for their services as directors. We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our long-term shareholders by linking a substantial portion of their compensation to the performance of our common shares. Following is a description of our compensation program for non-employee directors for fiscal years 2009 and 2010.

Determining Director Compensation.  As specified in its Charter, the Governance and Nominating Committee reviews compensation of our directors, as well as our compensation practices for directors, and makes recommendations to the Board regarding these matters. The Committee typically conducts its review and makes its recommendations in September of each year.

To assist the Committee in performing these duties, the Governance and Nominating Committee periodically reviews a competitive analysis of non-employee director compensation, including cash retainers and annual equity grants, prepared by an outside consultant. Each component of director compensation is described below.

Board Retainer.  For fiscal year 2009, our non-employee directors received an annual cash retainer of $55,000 paid in equal quarterly installments. Effective for fiscal year 2010, the annual cash retainer increases to $70,000. Directors do not receive any meeting or attendance fees.

Committee Retainer.  The chairpersons of the Compensation and Governance and Nominating Committees each receive an annual cash retainer of $5,000. The Audit Committee chairperson receives an annual cash retainer of $10,000. The Presiding Director receives an annual cash retainer of $5,000.

Equity Grant.  For fiscal year 2009 and pursuant to the Amended and Restated Nordson Corporation 2004 Long-Term Performance Plan, which was approved by the shareholders at the 2008 Annual Meeting, each non-employee director was granted 2,436 restricted common shares. The dollar value of the grant, made at the fair market value of $28.74 per share on the date of grant, is $70,000. For fiscal year 2010, the value of our non-employee directors’ equity grant was increased to $80,000 and the non-employee directors received a grant of 1,456 restricted common shares at the fair market value of $54.96 per share on the date of grant.

For retiring directors and directors elected by the Board of Directors or shareholders, the annual restricted share grant will be prorated based on the number of months served in the fiscal year prior to the date of retirement for retiring directors and number of months remaining in the fiscal year for directors elected after the commencement of a fiscal year.

Directors may elect to defer receipt of the restricted common shares under the terms of the Directors Deferred Compensation Plan. The election to defer must be made prior to the effective date of the grant and deferral is in the form of restricted share units.

The terms of the grant are:

Restriction Period:	Two-year restriction on transfer. Restriction will lapse upon the earlier of a director’s retirement, disability, or death. For directors who do not defer the receipt of the restricted shares, the shares are fully transferable upon lapse of the restriction period.
Voting:	Non-deferred Shares: directors that do not defer receipt of the restricted shares are permitted to vote all shares during the restriction period.
Deferred Shares: directors that defer receipt do not have voting rights on these restricted share units.
Dividends:	Non-deferred Shares: dividends are payable to directors in cash.
Deferred Shares: dividends are deferred as share equivalent units under the Directors Deferred Compensation Plan.
Retirement, Death or Disability	Restrictions on shares granted to non-employee directors lapse upon retirement, disability or death of a director. If a director leaves the Board within one year of the date of grant for a reason other than death, disability or retirement, the restrictions lapse on a pro-rata basis based on the number of months the director served during the fiscal year. Remaining shares would be forfeited.

Deferred Compensation Program.  Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their annual cash retainer and restricted share grant into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Directors Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate or (ii) a share equivalent account, earning a return based on our common share price and accruing dividend equivalents. Any restricted share grant that a non-employee director elects to defer is invested into a restricted stock unit account with dividends credited to the directors’ share equivalent unit account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in our common shares, as applicable, on dates selected by the director. We do not pay above market rates or preferential rates under this deferred compensation plan.

Group Medical and Dental Insurance Plan.  Non-employee directors also may elect to participate in the company’s group welfare plan and obtain medical and dental coverage on the same terms as our employees.

Charitable Gifts Matching Program for Non-Employee Directors.  Non-employee directors may participate in our employee matching gift program involving contributions of cash or publicly-traded stock made to cultural, educational, social, medical or health-related charitable organizations that are exempt from federal income tax. Ms. Puma, and Messrs. Colville, Hardis, Ignat, Madar, Merriman, Robinson, and Rosen participated in this program. We made contributions totaling $45,050 during fiscal year 2009.

Director Compensation Table for Fiscal Year 2009

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2009.

	Fees Earned or Paid		All Other Compen-
	in Cash (2) (3)	Stock Awards (4) (5)	sation (6)	Total
Name (1)	$	$	$	$

R. Carson	33,000	10,508	466	43,974
W. Colville	55,000	67,088	33,008	155,096
W. Ginn	55,000	67,088	8,010	130,098
S. Hardis	65,000	67,088	37,791	169,879
D. Ignat	55,000	67,088	19,928	142,016
J. Keithley	60,000	67,088	11,462	138,550
W. Madar	65,000	67,088	28,444	160,532
M. Merriman	55,000	39,017	5,008	99,025
M. Puma	55,000	67,088	9,592	131,680
W. Robinson	55,000	67,088	16,568	138,656
B. Rosen	55,000	67,088	19,599	141,687

(1)	Mr. Campbell, our former President and Chief Executive Officer, is not included in this table because he was a named executive officer and received no additional compensation in his capacity as director.

(2)	Messrs. Hardis and Keithley received $5,000 as chairpersons of the Compensation and Governance and Nominating Committees. respectively. Mr. Madar received $10,000 as chairperson of the Audit Committee. Mr. Hardis also received $5,000 as Presiding Director. Consistent with the policy adopted by the Governance and Nominating Committee for directors that are elected as directors by the Board of Directors, Mr. Carson received a cash payment of $33,000, representing a pro-rata portion of his non-employee director annual cash retainer of $55,000.

(3)	The following table represents the fiscal year 2009 cash compensation deferred by each director under the Directors Deferred Compensation Plan:

		Amount of Cash Retainer
	Amount of Cash Retainer	Deferred to Share
	Deferred to Cash Account	Equivalent Unit Account
Director	($)	($)

R. Carson	—	22,000
W. Colville	—	—
W. Ginn	—	—
S. Hardis	—	65,000
D. Ignat	55,000	—
J. Keithley	—	60,000
W. Madar	—	—
M. Merriman	—	—
M. Puma	—	—
W. Robinson	—	27,500
B. Rosen	—	55,000

(4)	This column shows the dollar amount we recognize for financial statement reporting purposes of restricted shares granted on December 5, 2007 and December 4, 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) for fiscal year 2009. On December 5, 2007, 1,323 restricted shares were granted to each of the directors then in office under our Amended and Restated 2004 Long-Term Performance Plan who did not elect to defer the grant. The number of shares was determined by dividing $70,000 by the closing price of our common shares on December 5, 2007 — $52.91. On December 4, 2008, 2,436 restricted shares were granted to each of the directors then in office under our 2004 Long-Term Performance Plan who did not elect to defer the grant. The number of shares was determined by dividing $70,000 by the average of the high and low price of our common shares on December 4, 2008 — $28.74. Effective May 27, 2009, Mr. Carson was granted 1,126 restricted shares (the equivalent of $42,000), representing his pro-rata portion of the annual equity compensation ($70,000) paid to non-employee directors for fiscal year 2009. Our closing share price on May 27, 2009 was $37.33.

(5)	Messrs. Ginn, Hardis, Robinson and Rosen elected to defer the fiscal year 2008 restricted share grant to their respective restricted share unit account. Messrs. Ginn, Hardis, Merriman, Robinson and Rosen elected to defer the fiscal year 2009 restricted share grant to their respective restricted share unit account.

(6)	This column reflects the dividend equivalents credited to the directors’ share equivalent unit accounts in the Directors Deferred Compensation Plan in fiscal year 2009 for directors that deferred compensation. The amount credited to Dr. Ignat’s account is attributable to interest earnings on his deferred cash account and dividends on his share equivalent unit account. Amounts also reflect the equivalent health care insurance premiums and matching gifts for 2009. All three components of the column are presented in the following table:

	Dividends or
	Interest Credited
	to Non-qualified
	Deferred
	Compensation	Equivalent
	Accounts	Insurance Premium	Matching Gift
Director	($)	($)	($)

R. Carson	466	—	—
W. Colville	17,036	10,922	5,050
W. Ginn	2,810	5,200	—
S. Hardis	31,791	—	6,000
D. Ignat	13,928	—	6,000
J. Keithley	11,462	—	—
W. Madar	21,444	—	7,000
M. Merriman	2,008	—	3,000
M. Puma	3,592	—	6,000
W. Robinson	10,568	—	6,000
B. Rosen	13,599	—	6,000

We did not award any stock options to directors in fiscal year 2009. We do not have a non-equity incentive compensation plan for directors nor do we sponsor a defined benefit (pension plan) for directors. Mr. Madar receives a pension benefit as a company retiree. For fiscal year 2009 based on our commitment to Mr. Madar at the time he retired as our president and chief executive officer in 1997, we paid $10,922 in equivalent insurance premiums for health care coverage and $2,466 for reimbursement of Medicare premiums. These payments are not made in consideration of Mr. Madar’s service as a director.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2010

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2009. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, Ernst & Young was also engaged by us during fiscal year 2009 to perform certain audit-related services.

The Audit Committee has appointed Ernst & Young to serve as our auditors for the fiscal year ending October 31, 2010. Although shareholder ratification of the appointment of Ernst & Young is not required, the Board of Directors believes that submitting the appointment to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. We expect that a representative of Ernst & Young will be present at the 2010 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While we have a long-standing relationship with Ernst & Young, the Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young and its personnel, and the cost and quality of its audit and audit-related services.

Required Vote

The affirmative vote of a majority of the shares represented at the 2010 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify the Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, as available, estimated fees. The Audit Committee reviews and, if it deems them appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal years 2008 and 2009 were pre-approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Fees Paid to Ernst & Young LLP

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2009 and October 31, 2008:

	Fiscal Year 2009	Fiscal Year 2008

Audit Fees (1)	$1,249,002	$1,657,361
Audit-Related Fees (2)	$0	$5,288

(1)	Audit services of Ernst & Young consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of management’s assessments of internal controls over financial reporting and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to Securities and Exchange Commission registration statements.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF THE
AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2010.

Security Ownership of Nordson Common Shares by Directors, Executive Officers and Large Beneficial Owners

The following table shows the number of Nordson common shares beneficially owned as of December 24, 2009 by each person who was a director as of October 31, 2009, each executive officer named in this proxy statement and by all officers and directors as a group. Each person has sole voting and investment power for all shares shown, unless otherwise noted. No executive officer or director owns more than 4.5% of outstanding Nordson common shares. All executive officers and directors as a group own approximately 8.3% of outstanding Nordson common shares.

This beneficial ownership information is based on information furnished by the directors and executive officers. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 for purposes of this proxy statement and is not necessarily to be construed as beneficial ownership for other purposes.

						Share
			Direct	Employee	Exercisable	Equivalent
Name of Beneficial Owner	Total	Percent	Ownership (1)	Plan (2)	Options (3)	Units (4)

Edward P. Campbell	731,560	2.1%	313,996	29,823	319,500	68,580
Randolph W. Carson	4,036	0.0%	3,582	0	0	454
William W. Colville	32,508	0.1%	5,437	0	7,500	19,571
William D. Ginn (5)	10,098	0.0%	5,879	0	0	4,219
Stephen R. Hardis (6)	104,898	0.3%	47,003	0	13,860	44,035
Dr. David W. Ignat (7)	1,510,753	4.5%	1,496,893	0	13,860	0
Joseph P. Keithley	19,999	0.1%	5,759	0	0	14,240
William P. Madar	91,143	0.3%	65,628	0	0	25,515
Michael J. Merriman, Jr.	4,207	0.0%	264	0	0	3,943
Mary G. Puma	23,635	0.1%	8,650	0	13,860	1,124
William L. Robinson	26,131	0.1%	4,780	0	5,000	16,351
Benedict P. Rosen	25,325	0.1%	4,422	0	0	20,903
Michael Groos	31,760	0.1%	11,097	0	20,663	0
John J. Keane	71,820	0.2%	13,884	410	52,125	5,400
Peter G. Lambert	33,169	0.1%	6,645	706	25,820	0
Gregory A. Thaxton	18,369	0.1%	0	2,729	14,670	997
All Executive Officers and Directors as a Group (20 people)	2,829,661	8.3%	1,998,758	42,664	557,748	230,491

(1)	Except as otherwise stated, beneficial ownership of the shares held by each of the directors and executive officers consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director or executive officer.

(2)	This column shows shares held in our Employee Stock Ownership Plan and 401(k) Plan, for which the individuals indicated have sole voting power and limited investment power.

(3)	This column shows shares covered by stock options that currently are exercisable or will be exercisable by February 22, 2010.

(4)	This column shows the indirect share ownership held by directors and executive officers under various deferred compensation plans described in this proxy statement.

(5)	This amount does not include 8,100 shares held by the Ginn Family Fund. As a trustee of the Ginn Family Fund, Mr. Ginn has shared voting power and shared investment power with respect to these shares, but expressly disclaims beneficial ownership of these shares. The shares held by the Ginn Family Fund are pledged as security.

(6)	In addition to these shares, Mr. Hardis disclaims beneficial ownership of 8,200 shares owned by family members.

(7)	In addition to these shares, Dr. Ignat disclaims beneficial ownership of 281,377 shares owned by family members.

Five Percent Beneficial Owners

The following table lists each person we know to be an owner of more than 5% of our shares as of December 24, 2009.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent

Neuberger Berman Group, LLC (1)	2,881,630	8.5%
605 Third Avenue, 39th Floor New York, NY 10158-3698
Jennifer Savage (2)	2,244,667	6.7%
3900 Key Center 127 Public Square Cleveland, OH 44114-1291
Jane B. Nord (3)	1,947,899	5.8%
P.O. Box 457 Oberlin, OH 44074
Barclays Global Investors, N.A. (4)	1,928,093	5.7%
400 Howard Street San Francisco, CA 94105
Columbia Wanger Asset Management, L.P. (5)	1,895,100	5.6%
227 West Monroe Street — Suite 3000 Chicago, IL 60606-5055

(1)	Based on a Schedule 13G filed jointly on June 11, 2009 with the SEC by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds. These entities have sole voting power of 41,900 of these shares, shared voting power of 2,415,071 of these shares and shared investment power of all of these shares.

(2)	Based on information provided by the shareholder, these shares include: (a) 613,484 shares held by the Eric Nord & Jane Nord Grandchildren Trusts dated 12/9/93, of which Ms. Savage is the sole trustee, (b) 881,268 shares held by the Eric T. Nord Main Trust dated 04/1/03, of which Ms. Savage is a co-trustee, (c) 19,636 shares held by the Emily Nord & TK McClintock Trust dated 12/19/02, of which Ms. Savage is a co-trustee, and (4) 730,279 shares owned by the Jane B. Nord Grantor Retained Annuity Trust dated 12/10/08, of which Ms. Savage is the sole trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee. Ms. Savage is a partner with Thompson Hine LLP, which has in the past provided and continues to provide legal services to us.

(3)	Based on information provided by the shareholder, these shares include 1,066,631 shares held by Ms. Nord as trustee and sole beneficiary of the Jane B. Nord Trust and 881,268 shares held jointly by Ms. Nord and Ms. Savage as co-trustees of the Eric T. Nord Main Trust dated 04/1/03, for which Ms. Nord has shared voting and investment power.

(4)	Based on a Schedule 13G filed jointly on February 5, 2009 with the SEC by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG. These entities have sole voting power of 1,603,893 of these shares and shared investment power of all of these shares.

(5)	Based on its most recent Form 13F filings; Columbia Wanger Asset Management, L.P. is a registered investment advisor.

As of December 24, 2009, our present and former directors, officers and employees and their families beneficially owned approximately 10 million Nordson common shares, representing over 29% of the outstanding shares. We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the fiscal year ended October 31, 2009, all reports were filed on a timely basis by reporting persons.

Share Ownership Guidelines for Non-Employee Directors

The Board strongly believes that our non-employee directors should have a meaningful ownership interest in the company and has implemented share ownership guidelines for our non-employee directors. The ownership guidelines require non-employee directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of stock equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the share ownership requirement. Our share ownership guidelines may be reviewed by accessing the “Share Ownership Guidelines” menu item at www.nordson.com/corporate/governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is presented in four parts:

Part I:  Introduction and Executive Summary.  In this section we highlight actions taken by the Compensation Committee during 2009, those actions pertaining to 2010 compensation and our performance results that relate to executive compensation in 2009.

Part II:  Components of Our Executive Compensation Program.  In this section we explain our compensation philosophy, compensation process and procedures, components of our compensation program and all elements of the compensation we provide to our named executive officers.

Part III:  Analysis of Compensation Decisions for Fiscal Years 2009 and 2010.  In this section we discuss and analyze the reasons why we paid our named executive officers the types of compensation and benefits described for fiscal years 2009 and 2010.

Part IV:  Policies Related to Executive Compensation.  In this section we review the policies we have adopted that relate to our executive compensation program — equity grant practices, shareholder ownership guidelines and tax and accounting considerations.

We use the terms the “Committee,” “we,” “us,” and “our” interchangeably in reference to the Compensation Committee, or in the proper context, Nordson Corporation. In this Compensation Discussion and Analysis, all references to a year is intended to mean “fiscal year” unless otherwise indicated.

This Compensation Discussion and Analysis discloses future company performance targets and goals. You should read and understand these targets and goals only as they relate to our executive compensation program. We are not providing these targets and goals as guidance or as statements of management’s expectations or estimates of our current or future results. We refer you to our Annual Report on Form 10-K for the year ended October 31, 2009 for additional information regarding 2009 financial results discussed in this Compensation Discussion and Analysis.

PART I: INTRODUCTION AND EXECUTIVE SUMMARY

In this Compensation Discussion and Analysis, we discuss and analyze the compensation we paid to our executive officers and in particular, our named executive officers, during 2009. Our named executive officers during 2009 were:

•	Edward P. Campbell, Chairman of the Board and President and Chief Executive Officer;

•	Gregory A. Thaxton, Vice President, Chief Financial Officer;

•	John J. Keane, Senior Vice President;

•	Michael Groos, Vice President; and

•	Peter G. Lambert, Vice President

Mr. Campbell retired as our President and Chief Executive Officer effective January 15, 2010 and is expected to retire as Chairman of the Board at our 2010 Annual Meeting of Shareholders. Mr. Groos retired on November 30, 2009. Mr. Michael F. Hilton was appointed our President and Chief Executive Officer effective January 16, 2010. Mr. Lambert was promoted to Senior Vice President effective December 1, 2009.

Executive Summary — 2009/2010 Compensation Committee Actions and 2009 Financial Performance Related to Executive Compensation

Compensation Committee Actions

The following actions taken by the Committee for 2009 and 2010 relate to the compensation of our named executive officers:

2009 Actions:

•	During our December 4, 2008 meeting, we established 2009 base salaries and incentive compensation targets, with base salary increases for the named executive officers ranging from 2.1% to 20%. Subsequent to this meeting, Mr. Campbell and the executive officers initiated a plan to respond to a forecasted drop in revenue for 2009. Among the measures instituted was a freeze in 2009 base salaries at 2008 levels for all employees (where legally-permitted to do so), elimination of the 2009 incentive compensation opportunity for those employees that were bonus-eligible, and suspension of the 2009 profit sharing opportunity for eligible U.S. employees. In solidarity with these measures, Mr. Campbell recommended to us during our December 10, 2008 regularly scheduled meeting that we rescind prospectively the base salary increases approved at the December 4, 2008 meeting and freeze executive officer base salaries at 2008 levels. Mr. Campbell’s recommendation was for a prospective action because our executive officers had already received the benefit of the increases that were effective from November 1, 2008 for the payroll period that was processed prior to our December 10, 2008 meeting. We agreed with Mr. Campbell’s recommendation and took the requisite action. We did however maintain a 15.6% increase to Mr. Thaxton’s base salary in consideration of Mr. Thaxton’s 2008 base salary being in the bottom quartile compared to his peer group.

•	Concurrent with Mr. Campbell’s recommendation to us to freeze executive officer base salaries, Mr. Campbell also confirmed to us that the executive officers would forgo any payouts under the annual cash incentive opportunity and the long-term incentive plan opportunity, regardless if the performance measures for payout had been achieved in 2009. We concurred with Mr. Campbell’s recommendation and approved this commitment of the executive officers.

•	We did not alter or revise the performance measures we set for incentive compensation in response to the impact of the global turndown in our business and we did not award any discretionary bonuses to our executive officers in lieu of no payouts being made under the annual cash incentive opportunity and the long-term incentive plan opportunity.

•	We granted a greater number of stock options and performance share units under the long term incentive plan, reflecting the substantial reduction in the price of our common shares at the end of 2008 and the correspondingly lower value per stock option and performance share at the time of grant. This action did not increase the target value of the equity grant opportunity to our executive officers.

•	We amended Mr. Campbell’s employment agreement in December 2008 and amended our deferred compensation plans, principally to bring them into compliance with requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations and other guidance issued thereunder.

•	We entered into Retention Agreements with our executive officers that replaced the change-in-control employment agreements previously entered into with these executive officers. The retention agreements define the total compensation opportunity for executive officers for the two-year period following a change-in-control and severance benefits that would be payable in the event that we terminated an executive officer within the two-year retention period without cause or if the executive officer terminated his employment with us within the two-year retention period for good reason, as defined in the Retention Agreement.

•	We adopted a rule under our Amended and Restated Long-Term Performance Plan’s Compensation Committee Rules in response to the Securities and Exchange Commission’s June 17, 2009 action permitting the use of employee vested options as collateral for call option contracts. Our rule prohibits this practice as we believe that allowing the use of vested options as collateral does not support our executive officer shareholder guidelines nor does it align with the interests of our long-term shareholders.

2010 Actions:

•	We recommended and the Board of Directors approved entering into an employment agreement with Mr. Michael F. Hilton wherein Mr. Hilton became our President and Chief Executive Officer effective January 16, 2010. Details of Mr. Hilton’s agreement are discussed later in this Compensation Discussion and Analysis.

•	We revised our method for calculating the return on capital measure for the annual cash incentive (bonus) opportunity. Under the revised method, a capital charge is applied to unamortized goodwill associated with acquisitions occurring subsequent to 2009, and capital is net of cash, marketable securities and such post-2009 unamortized goodwill.

•	Based on Mercer’s assessment and analysis of our performance and that of our peer group over a 10 year period and Mercer’s recommendation that we set executive compensation more in line with our philosophy of “paying for performance,” we revised our approach to setting target total direct compensation for each named executive officer, moving from target total direct compensation at the 65th percentile of the peer group to target total direct compensation at the 50th percentile of the peer group. We accordingly set base salary and performance targets for 2010 in line with this approach.

•	We eliminated the country club membership reimbursement perquisite effective with Mr. Campbell’s retirement, and the car allowance perquisite effective with the 2010 compensation program.

2009 Financial Performance Related to Executive Compensation

We incurred $16.4 million in restructuring and other charges as we attempted to better align our organization and cost structure with economic conditions. The price of our common stock increased 43% in 2009, from a $36.93 closing price on October 31, 2008 to a $52.77 closing price on October 31, 2009.

However, our performance in 2009 was substantially impacted by the global recession, as reflected in our earnings per share and return on equity results:

•	diluted earnings per share of $2.31 per share (prior to impairment charges of $243 million for goodwill and other long-lived intangible assets) — a decline of 33% from 2008; and

•	return on equity of 13.1% (prior to impairment charges of $243 million for goodwill and other long-lived intangible assets) — a decrease of 36% from 2008.

PART II: COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The following is a brief overview of the topics that we discuss in detail in this part of the Compensation Discussion and Analysis:

•	the philosophy and objectives of our executive compensation program;

•	the compensation process and procedures, including the respective roles of our Compensation Committee, the executive compensation consultant and senior management in establishing executive compensation;

•	the elements of executive compensation — base salary, short- and long-term incentives, executive perquisites and health and retirement benefits; and change-in-control retention agreements.

Philosophy and Objectives of our Executive Compensation Program

Our executive compensation program philosophy is that we should pay our named executive officers for their work on our behalf in ways that align their personal financial interests with the interests of our long-term shareholders, with a specific focus on “paying for performance.” To us, paying for performance means that we pay our named executive officers different types and amounts of compensation based on their successful implementation of our strategic objectives and the degree to which our annual operational and financial objectives are achieved. By basing executive pay primarily on the achievement of these corporate objectives, we establish a direct link between executive compensation and the interests of our long-term shareholders.

The following objectives provide the framework supporting our philosophy:

•	Alignment with Shareholders’ Interests — We believe our executives’ interests are more directly aligned with the interests of our long-term shareholders when compensation programs (i) emphasize both short- and long-term financial performance without encouraging the taking of excessive risks that could be detrimental to the interests of our long-term shareholders, and (ii) are significantly impacted by the value of our common shares. In addition, we require our executive officers to have significant ownership of our common shares under our equity ownership guidelines, further promoting this objective.

•	Motivate Achievement of Financial and Strategic Goals — We believe an effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of our executive officers’ overall compensation dependent on the achievement of such goals and objectives. Additionally, we believe the portion of an executive officer’s total compensation that varies with performance should be a function of an executive officer’s responsibilities and ability to influence results. As an executive officer’s responsibility increases, so should the amount of performance-based, variable compensation.

•	Competitiveness — We believe an executive officer’s total compensation should be competitive and reflect the value of the executive officer’s position in the market and within the company in order to attract qualified executives, motivate them to perform and retain and develop executives with the abilities and skills needed to build long-term shareholder value.

•	Reward Superior Performance — We believe that while total compensation for an executive officer should be both competitive and tied to achievement of financial goals and strategic objectives, performance that exceeds target should be appropriately rewarded.

Compensation Process and Procedures

Role of the Compensation Committee

We have primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling our duties and responsibilities, each year we seek input, advice and recommendations from an executive compensation consultant retained by us as well as recommendations from our Chief Executive Officer on the compensation and performance of our executive officers.

Mercer, our compensation consultant, provides us with benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, annual cash incentive compensation, and long-term equity-based incentive compensation. Included as benchmark data are longer-term reviews of our performance and compensation paid to our executive officers compared to that of our peer group. It is our practice to set performance goals that will be retained through a complete ten-year business cycle, not just for periods of one or three years. Therefore, it is expected that positioning of target performance levels relative to actual peer company performance will vary through a business cycle.

However, we are not bound by the input, advice or recommendations we receive from Mercer or from our Chief Executive Officer. Instead, we at all times exercise independent judgment in making executive compensation decisions. We meet in executive session to determine all elements of the Chief Executive

Officer’s total compensation — base salary, annual incentive compensation, and long-term equity-based incentives. Our Chief Executive Officer does not offer us any recommendations for his compensation.

Role of the Compensation Consultant

Under our charter, we have the authority to retain outside consultants or advisors as we deem necessary to provide desired expertise and counsel. Since 2005, the Committee has engaged Mercer as its outside executive compensation consultant to provide information, analysis, and advice regarding executive compensation, as described below. Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (“Marsh & McLennan”), a global professional services firm providing advice in the areas of risk, strategy and human capital. As disclosed earlier in this proxy statement, director Stephen Hardis is a director of Marsh & McLennan.

The lead consultant from Mercer reports directly and exclusively to us and provides objective support based on his expertise regarding current and emerging best practices with regard to executive compensation. Specifically, we ask Mercer to collect and analyze proxy data for our peer group, which is a term we use to describe a particular group of companies having revenues ranging in size from approximately one-half to two times our revenue, manufacture value-added industrial products and have a significant portion of their business located or transacted internationally. While no single company in our peer group competes with us across all of our businesses, we believe that our peer companies as a group operate in markets and compete for executive talent in a manner sufficiently similar to us to make compensation and performance comparison relevant. As a result, our peer group is an appropriate group of companies against which we can establish performance goals, evaluate performance and establish compensation. We provide more detailed information about Mercer’s instructions, responsibilities, processes and interaction with us in 2009 under the discussion of how we determined executive compensation for 2009 later in this Compensation Discussion and Analysis.

During 2009, Mercer received $106,612 for its services as our executive compensation consultant. We also engage Mercer to provide compensation benchmarking advice regarding our directors’ compensation program. The Company engages Mercer to provide non-customized compensation surveys for some of our international subsidiaries. Mercer received approximately $36,190 for these services during 2009. The Company also engaged other affiliate organizations of Marsh to provide investment advisory services with respect to our U.S. pension and 401(k) retirement plans and brokerage services for the casualty insurance portion of our risk management and insurance program. Marsh and its affiliates received $418,850 for these services.

We have reviewed Mercer’s engagement and determined that these services do not constitute a conflict of interest or prevent Mercer from being objective in the work Mercer performs for us related to executive compensation. Other than providing the services described above and the work performed in its role as the executive compensation consultant, Mercer provided no other services to the Company in 2009.

Role of Executive Officers

Our Chief Executive Officer and Vice President, Human Resources review Mercer’s analyses and assessments, develop initial recommendations for base salary adjustments and incentive compensation for our named executive officers (other than our Chief Executive Officer) for the next fiscal year, and present management’s initial recommendations to the Committee. More specifically, our Chief Executive Officer and

Vice President, Human Resources have the following roles in preparing management’s initial recommendations for the Committee:

Chief Executive Officer	Vice President, Human Resources

• provides annually to us a self-assessment of his performance for the fiscal year;	• develops written background and supporting materials for review by us prior to our meetings;
• attends our committee meetings but is not present during executive sessions;	• attends our committee meetings but is not present during executive sessions;
• attends an annual review presented to us by Mercer of our executive officer compensation compared to that paid by members of our peer group companies;	• attends an annual review presented by Mercer of our executive officer compensation compared to that paid by members of our peer group companies; and
• makes recommendations to us about designs for and, if warranted, changes to our annual and long-term incentive programs;	• makes recommendations to us about designs for and, if warranted, changes to our annual and long-term incentive programs.
• provides us each year with an assessment of each executive officer’s performance compared to pre-established performance goals; and
• recommends annual base salary adjustments, target award levels under the annual cash incentive plan, and long-term incentive awards for executive officers other than himself.

With respect to the assessment of executive officers’ performance, at the beginning of each fiscal year, our executive officers provide our Chief Executive Officer with a list of their individual goals and objectives for the upcoming year. For executive officers in charge of one of our operating segments, their individual goals include elements of corporate financial performance and operating measures such as segment revenue growth and operating income. Our Chief Executive Officer approves these individual objectives at the beginning of the fiscal year, and then reviews them at the end of the fiscal year in order to determine whether to recommend an adjustment to an individual executive officer’s payout under the annual cash incentive compensation program.

We review any recommendations of our Chief Executive Officer regarding adjustments to payouts under the annual incentive compensation program and discuss them with Mercer. We believe that this review helps ensure that our Chief Executive Officer’s compensation recommendations are in line with the executive compensation program’s stated philosophy and objectives, and are reasonable when compared to our competitive market.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM TABLE

Compensation of our named executive officers consists principally of the elements identified in the following summary table:

Percentage of
Target
Pay		Form of		Total Direct
Component	Purpose	Compensation	Tie to Performance	Compensation (1)

Base Salary	Provide competitive compensation to attract and retain exceptional executive talent.	Cash	Not incentive based; pay a competitive wage for a competitive skill set and experience.	CEO: 21% Other named executive officers: 30% - 40%

Percentage of
Target
Pay		Form of		Total Direct
Component	Purpose	Compensation	Tie to Performance	Compensation (1)

Annual Incentives Management Incentive Compensation Plan	Motivate and reward achieving or exceeding short-term performance goals; retain executive team.	Cash	Rewards achievement of goals related to earnings per share, return on invested capital, as well as individual goals.	CEO: 21% Other named executive officers: 20%

Long-term Equity-Based Incentives	Provide alignment with long-term shareholder interests; reward achievement of long-term goals.	Stock Options	Value tied to Nordson common share price.	Stock Options: CEO: 29% Other named executive officers: 20% - 25%
		Performance Share Units	Rewards achievement of goals tied to cumulative earnings per share and cumulative revenue; value tied to Nordson common share price.	Performance Shares Units: CEO: 29% Other named executive officers: 20% - 25%
Welfare and Retirement Benefits: Health, life and disability insurance, and Pension and 401(k) plans	Attract and retain executive talent.	Broad-based employee benefits program	Not performance based	N/A

Supplemental Pension Plan	Restore benefits that are limited by the Internal Revenue Code.	N/A	Not performance based	N/A

Deferred Compensation Plan	Reinforce our compensation philosophy of encouraging and facilitating share ownership and aligning the long-term interests of executives with shareholders; provide tax-deferred vehicle for retirement income accumulation; and restore benefits that are limited by the Internal Revenue Code in the qualified plan for our most highly-paid executives.	N/A	Not performance based	N/A

Percentage of
Target
Pay		Form of		Total Direct
Component	Purpose	Compensation	Tie to Performance	Compensation (1)

Executive Benefits/ Perquisites	Attract and retain executive talent through competitive benefits and perquisites.	Annual physical exam, supplemental long-term disability insurance, tax planning or preparation services, country and professional club expenses, automobile allowance and financial planning services.	Not performance-based	N/A

(1)	“Total Direct Compensation” for purposes of this table consists of base salary, annual cash incentive and long-term equity-based incentives.

We eliminated the country club membership reimbursement perquisite effective with Mr. Campbell’s retirement, and car allowance perquisite effective with the 2010 compensation program.

Elements of Executive Compensation — Base Salary, Short- and Long-Term Incentives and Perquisites

Our total direct compensation program was designed to correlate pay and performance such that performance at any percentile level of peer group performance, determined over a ten-year period, would result in total direct compensation (base salary + target annual incentive compensation + long term incentive awards) at the same percentile of peer group compensation for comparable positions.

In line with our “paying for performance” philosophy, our executive compensation program is designed to allocate a greater proportion of our named executive officers’ total compensation (as compared to that for other employees) to elements that are based on both short-term and long-term corporate performance. Each of the performance-based elements of compensation within those categories is directly tied to appreciation of our share price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for our executive officers is incentive-based and may significantly fluctuate from year to year based on our financial, operational and share performance.

Base Salary

We pay base salaries to our named executive officers to recognize and reward their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment, and other significant contributions to the enhancement of shareholder value and our success.

We review annually, but do not necessarily increase, the base salaries of our named executive officers and will typically consider the responsibilities, performance and experience of the executive officer; base salaries of comparable officers at peer companies; and the recommendations of our Chief Executive Officer for all named executive officers other than himself.

Short-Term Incentive

We pay annual incentive compensation in the form of a cash bonus in support of our philosophy of paying for performance. Our named executive officers earn annual cash incentive compensation only when we satisfy key performance criteria that are aligned with the investment interests of our long-term shareholders. When we achieve our performance goals, our shareholders should benefit in terms of their investment, and our named executive officers benefit by receiving annual incentive compensation. By tying annual incentive compensation achievement to the achievement of specific performance goals, we view this portion of the named executive officers’ compensation as significantly variable and as a way to balance our short-term and long-term objectives. The annual cash incentive component of our compensation program also supports our core objective of providing total compensation opportunities to our named executive officers that are competitive within our talent market and help us attract and retain outstanding executive talent.

Awards are based on achievement of specific performance goals, and the responsibilities, individual performance and contribution of the recipient. In our judgment, annual performance targets are set with sufficient difficulty to produce performance above the median level with the intent of our shareholders receiving an above-average return on our investment in executive compensation.

Long-Term Incentives

We pay long-term incentive compensation to also help fulfill our philosophy of paying for performance. Long-term incentive awards are also intended to reinforce the importance of building value for our long-term shareholders. As with our annual cash incentive compensation, our named executive officers earn long-term incentive compensation only when we satisfy key performance criteria that are aligned with the investment interests of our long-term shareholders and/or our share price increases. Due to this variable form of compensation, when we achieve our long-term performance goals, our shareholders should benefit in terms of their investment, and our named executive officers will benefit by receiving their long-term incentive compensation. The long-term incentive component of our compensation program also supports our core principle of providing total compensation opportunities to our named executive officers that are competitive within our talent market and help us attract and retain outstanding executive talent.

Our long-term incentive compensation consists of a performance share opportunity and stock options. The three-year performance period measures we use and the goals we set for the performance share opportunity are based on our long-term strategic objectives. Performance share awards and stock options work together to align the long-term financial interests of our executive officers with those of our long-term shareholders. In general, we base the target amount of the long-term incentive awards and the number of stock options granted to our named executive officers on similar compensation for persons holding comparable positions within our peer group, as reflected in Mercer’s annual peer group analysis and assessment.

We allocate approximately 50% of the total target value of each named executive officer’s long-term incentive compensation to stock options and approximately 50% to the performance share opportunity. We take this approach to balance the allocation between performance shares, which are earned based on long-term financial, operational and strategic measures, and stock options, the value of which is based on long-term performance of our common shares. We do not allocate an unbalanced percentage to stock options to avoid any appearance that the executive compensation program is a positive or negative indicator of current common share value or anticipated common share performance.

Stock options are rights to purchase a specified number of shares of our common stock at a pre-determined price. Stock options provide a return to the recipient only if our share price increases. Because we fix the exercise price of an option (the price at which the shares may be purchased) at the fair market value on the grant date, an option becomes more valuable as the price of our common shares increases. Alternatively, an executive officer will not receive any value from a stock option if the price of our common shares decreases below the exercise price of the option. Therefore, stock option grants are intended to focus management’s attention on long-term stock price appreciation. Stock options are also a valuable retention tool because our option grants vest over a period of time and, with a few limited exceptions, unvested options are forfeited if an executive officer’s employment terminates.

We make equity grants on a consistent schedule and do not grant long-term incentive awards or stock options to our executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, we do not time the release of material non-public information based on stock option grant dates.

The grants are subject to (i) profit disgorgement provisions (commonly known as a “clawback”) when an executive officer acts inconsistently with the non-compete provision of his or her employee agreement following termination of employment, or (ii) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with our Code of Business and Ethical Conduct. The invoking of the clawback or forfeiture provision is solely at our discretion. To date, we have not had the need to exercise our discretion in seeking profit disgorgement or forfeiture from any former executive officer.

The total compensation mix for our named executive officers is consistent with the mix of compensation elements within our peer group. Our Chief Executive Officer receives a higher proportion of his total compensation allocated to performance-based components than non-performance-based components, and more allocated to equity-based compensation than cash-based compensation compared to our other named executive officers. This compensation mix approach is consistent with that used for chief executive officers within our peer group.

Executive Perquisites

We provide various perquisites to each of our named executive officers to promote the business objectives facilitated by each perquisite described below and to reward our named executive officers for their experience, expertise, level of responsibility, seniority, leadership qualities and advancement. We also use these perquisites to help ensure that our executive compensation program remains competitive to help us attract and retain top executive talent.

Private Clubs.  We reimbursed Mr. Campbell for expenses associated with private country and business club memberships. We provided these memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership in the community and holding business meetings at offsite locations. In addition, we provide all executive officers with memberships to airline travel clubs that allow them to be more productive when traveling on commercial airlines. We decided to eliminate the country club membership expense reimbursement perquisite effective with Mr. Campbell’s retirement.

Financial, Estate, and Tax Planning and Tax Preparation.  We pay or reimburse our executive officers for financial, estate and tax planning and tax preparation fees and expenses. The maximum reimbursement is $5,000 per calendar year. We provide this perquisite to assist our executive officers in obtaining high-quality financial counseling enabling them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.  We pay for annual physicals for U.S.-based executive officers. We provide this perquisite as part of the overall preventive medicine program to help promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Automobiles.  We do not provide company cars to executive officers, except for Mr. Groos, and do not reimburse for business mileage driven by executive officers. Instead, we provide executive officers a car allowance. We have eliminated the car allowance perquisite effective with the 2010 compensation program.

Attributed costs of these perquisites for our named executive officers during 2009 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009. We do not gross up taxes levied on executive perquisites.

Elements of Executive Compensation — Welfare and Retirement Benefits

Medical, Disability and Life Insurance Benefits

We sponsor a health care plan for U.S.-based employees that provides medical, vision and dental insurance and prescription drug coverage. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees. Mr. Groos’ welfare benefits were mandated by German social law and include health insurance and participation in statutory social security and pension plans.

Retirement Benefits

401(k) Plan.  We sponsor a 401(k) tax-qualified retirement savings plan for U.S.-based employees. All of our U.S.-based employees are eligible to participate in the 401(k) plan immediately upon employment. Our executive officers participate in the 401(k) plan on the same basis as other employees.

We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. We believe the matching contribution helps us compete effectively for management talent because many other companies offer a similar benefit. Employee contributions to the 401(k) plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service. In 2009, we did not suspend this company-matching feature of the plan in response to the global economic recession.

As an employee of Nordson Deutschland GmbH, Mr. Groos did not participate in the 401(k) plan. Instead, Mr. Groos participated in a pension plan sponsored by Nordson Deutschland GmbH, which is described in the narrative to the “Pension Benefits for Fiscal Year 2009” table in this proxy statement. The amounts of our matching contributions to the 401(k) accounts of our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2009 in this proxy statement.

Deferred Compensation Plan.  We sponsor a non-qualified, unfunded and unsecured deferred compensation plan for U.S.-based executive officers. We believe this type of plan helps us compete effectively for executive talent because many other companies offer this type of plan.

A detailed description of our current and historical deferred compensation plans and information regarding contributions to those plans is provided in the “Non-Qualified Deferred Compensation for Fiscal Year 2009” table and the accompanying narrative and footnotes in this proxy statement.

Defined Benefit Pension Plan.  We sponsor a tax-qualified pension plan for U.S.-based salaried employees — the Nordson Corporation Salaried Employees Pension Plan. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

For employees of our international subsidiaries, we provide pension or retirement benefits in accordance with local statutory requirements or practice. A detailed description of our pension plans for U.S.-based employees is provided in the narrative and footnotes to the “Pension Benefits for Fiscal Year 2009” table in this proxy statement.

Excess Defined Benefit Pension Plan.  This plan is an unfunded, non-qualified plan that provides benefits similar to the qualified defined benefit pension plan, but without the Internal Revenue Code earnings limitations. This plan is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits reduced by regulations under the Internal Revenue Code. Together, the pension plan and excess defined benefit pension plan are intended to provide executive officers with retirement income equivalent to that provided to all other employees under the pension plan.

As part of the incentive for Mr. Campbell to leave his former employer, we agreed to provide him with supplemental pension benefits in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell is a participant in the pension plan, but his benefits were supplemented to recognize his prior service with his former employer. His “average annual compensation” will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he is eligible for the full pension benefit having reached age 60 on December 31, 2009. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer. The value of this supplemental benefit is included in the “Pension Benefits for Fiscal Year 2009” table of this proxy statement.

Mr. Groos participated in a supplemental pension plan sponsored by Nordson Deutschland GmbH as part of his employment agreement with Nordson Deutschland GmbH. Under the terms of the plan, Nordson Deutschland GmbH agreed to accelerate Mr. Groos’ age 65 normal retirement date by one-half year for each year Mr. Groos remains employed beyond age 50. Therefore, upon reaching age 60 while an employee, Mr. Groos would have been be entitled to retire with an age 65 pension benefit. The Committee approved the plan in order to retain Mr. Groos’ services through age 60. Having retired effective November 30, 2009 at age 58, Mr. Groos is being provided an age 64 supplemental pension benefit.

Change-in-Control Retention Agreements

We believe that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our executive officers. In order to attract and retain top executive talent, we believe that we should agree to provide certain benefits and compensation if an executive officer’s employment or service is terminated without cause in connection with a change-in-control.

Upon the occurrence of a change-in-control, outstanding stock option grants to executive officers vest immediately, as do any restrictions on share grants in effect on the date of a change-in-control. We believe that the acceleration of vesting for outstanding stock options and restricted shares is appropriate because, depending on the structure of a change-in-control transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction and it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to executives to lose the benefit of these outstanding awards. The accelerated vesting also provides our executive officers and employee option holders with the same opportunities as our other shareholders who are free to realize the value created at the time of the transaction by selling their shares. We believe that accelerating these equity awards upon a change-in-control is appropriate to (i) minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, (ii) increase the likelihood that executive officers will remain with us after becoming aware of a pending or threatened change-in-control, and (iii) address the increased likelihood that executives may be terminated by a successor through no fault of their own.

We believe that a termination by the executive for good reason in connection with a change-in-control transaction may be conceptually the same as a termination by us without cause in certain circumstances. Recognizing that, in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate our named executive officers’ employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances as well. In the event of a change-in-control, a named executive officer is entitled to be grossed-up (reimbursed) for any excise taxes imposed on the change-in-control benefits by federal income tax laws. We believe that the mitigation of the cost of excise taxes for our executive officers is necessary to preserve the benefits they are entitled to. This approach protects the value of compensation already awarded to the executive officers, and eliminates any potential personal bias against a change-in-control transaction.

We believe our change-in-control policy is consistent with that of companies disclosing such provisions as reported in public filings and as periodically reported in various surveys and, accordingly allows us to be competitive in this aspect of our compensation program. We consider the benefits offered under the retention agreements to be reasonable and appropriate for executive officers who may not be in a position to obtain readily comparable employment. We do not believe that named executive officers should be entitled to receive cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment.

PART III: ANALYSIS OF COMPENSATION DECISIONS FOR FISCAL YEARS 2009 AND 2010

2009 Compensation Actions

Initial Process and Considerations

We provided Mercer with preliminary instructions regarding the objectives of the 2009 executive compensation program and the scope of the competitive review of executive total direct compensation programs to be conducted by Mercer. In particular, we instructed Mercer to:

•	test both the competitiveness of our executive compensation program within the market and the reasonableness of the compensation program given our performance relative to our peer group, as measured by diluted earnings per share growth and return on capital;

•	benchmark all components of compensation, including base salary, total target compensation (base salary plus cash incentive compensation), total actual cash compensation and equity-based long-term incentive awards;

•	assess the continued applicability of our peer group;

•	advise us on the composition and performance of the compensation peer group;

•	assess the alignment between executive officer compensation and our financial performance;

•	analyze our internal compensation model and guidelines and compare them to our peer group and actual compensation practices. For purposes of analyzing our performance against that of our peer group, we instructed Mercer to organize its analysis around our business segments and general corporate executive positions; and

•	evaluate our executive compensation program and advise on alternative designs for consideration.

Benchmarking

Our peer group for 2009 executive compensation decisions consisted of:

• Actuant Corporation	• Graco Inc.
• Albany International Corp.	• IDEX Corporation
• AMETEK, Inc.	• Kulicke & Soffa Industries, Inc.
• Barnes Group Inc.	• Novellus Systems, Inc.
• Donaldson Company, Inc.	• Robbins & Myers, Inc.
• Drew Industries, Inc.	• Roper Industries, Inc.
• Esterline Technologies Corporation	• Watts Water Technologies, Inc.
• Gerber Scientific, Inc.

We are positioned between the 25th percentile and the median in terms of revenue size, and approximately the median in terms of market value.

Primary Compensation Allocation

Mercer provided the Committee with benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, annual cash incentive compensation, and long-term equity-based incentive compensation. Included as benchmark data are longer-term reviews of our performance and compensation paid to our executive officers compared to that of our peer group.

The target total direct compensation for each named executive officer was set such that if we performed at the 65th percentile of our peer group, each named executive officer’s total direct compensation would equal approximately the 65th percentile of our peer group’s total target direct compensation for executive officers with comparable responsibilities. We chose this benchmark because our performance targets were estimated to be at the 65th percentile of the peer group performance over a business cycle, based on an analysis of 10 years of peer group performance.

For 2009, the allocation among the elements of compensation for both target compensation and actual compensation earned supported our principles that: (i) a significant amount of pay should be variable, (ii) realized compensation should be significantly tied to performance, and (iii) the economic interests of our executives should be aligned with our shareholders.

The following table summarizes the allocation by compensation element as a percentage of total direct compensation among the primary elements of compensation for each of our named executive officers for 2009:

Element (at Target Payout of Incentives)	Campbell	Thaxton	Keane	Groos	Lambert

Base Salary	21.4%	36.9%	29.6%	41.3%	37.2%
Annual Cash Incentive	21.4%	20.3%	20.7%	20.7%	20.5%
Long-Term Incentive	57.2%	42.8%	49.7%	38.0%	42.3%

Base Salary

For base salary, we followed Mercer’s recommendation to set base salary for each named executive officer at approximately the median of his comparable position within our peer group or salaries for similar positions at similarly-sized companies using salary survey data.

As previously discussed in the “Executive Summary — 2009/2010 Compensation Committee Actions and 2009 Financial Performance Related to Executive Compensation” section of this Compensation Discussion and Analysis, Mr. Campbell recommended rescinding executive officer base salary increases approved by us on December 4, 2008 and prospectively freezing base salaries at 2008 levels. We concurred with Mr. Campbell’s recommendation during our December 10, 2008 meeting and took action to implement Mr. Campbell’s recommendation. The following table illustrates the December 4, 2008 Committee-approved base salaries and actual salaries earned by our named executive officers after the base salary freeze was prospectively implemented:

			December 4, 2008		Increase From			Actual Increase
	Base Salary		Committee-Approved		2008	2009 Earned		From 2008 Base
Name	2008		Base Salary		Base Salary (%)	Base Salary		Salary (%)

Edward P. Campbell	765,000		790,000		3.27%	767,884		0.4%
Gregory A. Thaxton	220,000		264,000		20.00%	254,269		15.6	% (1)
John J. Keane	300,000		310,000		3.33%	301,153		0.4%
Michael Groos	341,000	(Euro)	348,000	(Euro)	2.05%	341,000	(Euro)	0.0%
Peter G. Lambert	222,000		230,000		3.60%	222,923		0.4%

(1)	The Committee did maintain a portion of the base salary increase to Mr. Thaxton’s base salary in consideration of Mr. Thaxton’s 2008 base salary being in the bottom quartile compared to his peer group.

Annual Incentive Compensation

We establish the target annual cash incentive compensation opportunity as a percentage of base salary. The target annual cash incentive compensation opportunity for our named executive officers as a percentage of their base salaries were as follows:

	Campbell	Thaxton	Keane	Groos	Lambert

Threshold	50%	27.5%	35%	25%	27.5%
Target	100%	55%	70%	50%	55%
Maximum	200%	110%	140%	100%	110%

We established two performance measures by which to measure annual cash incentive compensation targets and payouts: diluted earnings per share growth and return on capital. We consider earnings per share growth and return on capital to be performance measures critical to our financial performance and profitable growth because each of these measures offers the proper balance between growth and profitability. As a result, we have weighted each performance measure evenly in terms of determining annual cash incentive compensation payouts. More specifically:

•	Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to communicate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

•	Return on capital measures the amount of profitability per unit of capital invested by management to generate earnings and is also easily compared to peer group companies’ performance. Under our method of calculating return on capital for 2009, a capital charge is applied to unamortized goodwill, and capital is net of cash, marketable securities and unamortized goodwill.

We believe the choice of these performance measures aligns the interests of our named executive officers with those of our shareholders because achieving greater return on capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets.

Threshold, target and maximum quantitative performance levels for each performance measure for 2009 were:

Measure	Threshold	Target	Maximum

Return on Capital	6%	15%	23%
Diluted Earnings Per Share Growth	0%	10%	20%

For the diluted earnings per share performance measure, the corresponding diluted earnings per share levels were: threshold — $3.43 per share; target — $3.77 per share; and maximum — $4.12 per share.

Concurrent with Mr. Campbell’s recommendation to us that we freeze executive officer base salaries Mr. Campbell also confirmed to us that the executive officers would forgo any payouts under the annual cash incentive opportunity, regardless if the performance measures for payout had been achieved in 2009. We concurred with Mr. Campbell’s recommendation and approved this commitment of the executive officers. Actual performance for the diluted earnings per share performance and return on capital performance measure was negative, reflecting the effect of impairment charges for the impairment of goodwill and other long-live intangible assets.

The following table sets forth information for 2009 annual cash incentive compensation for each of our named executive officers: potential payout for achievement of each performance measure at threshold, target and maximum levels; corporate performance as a multiple of target level; actual payout as a percentage of target annual cash incentive compensation opportunity; and actual payout (rounded to the nearest thousand dollars):

							Performance as	Performance
	Potential Payout ($)			Potential Payout ($) for			Multiple of	as Multiple of
	for Return on Capital			Diluted Earnings per Share			Target:	Target:
	Performance Measure			Performance Measure			Return	Earnings
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	on Capital	per Share	Payout ($)

Edward P. Campbell	191,971	383,942	767,884	191,971	383,942	767,884	0	0	0
Gregory A. Thaxton	34,962	69,924	139,848	34,962	69,924	139,848	0	0	0
John J. Keane	52,702	105,404	210,808	52,702	105,404	210,808	0	0	0
Michael Groos(1)	58,096	116,192	232,384	58,096	116,192	232,383	0	0	0
Peter G. Lambert	30,652	61,304	122,608	30,652	61,304	122,608	0	0	0

(1)	The dollar amount of Mr. Groos’ payment reflects the average annual Euro — U.S. dollar exchange rate for 2009: €1 = US$1.3629.

Long-Term Incentive Compensation

Long-Term Incentive Plan

2007-2009 Performance Period.  We established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the 2007-2009 performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	5%	7.5%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels are: threshold — $8.77 per share; target — $9.20 per share; and maximum — $10.39 per share. For the cumulative revenue growth measure, the corresponding revenue levels are: threshold — $2,973,200,000; target — $3,119,400,000; and maximum — $3,522,000,000.

These measures were chosen because they offer a balance between growth in the size of the company, as measured by revenue and profitable growth. As a result, we weighted each performance measure evenly in terms of determining 2007-2009 performance period payouts. More specifically,

•	Cumulative earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which earnings per share would need to grow over a base period amount during a three-year period such that the sum of earnings per share calculated at such a constant growth rate for such three years is equal to the sum of the actual earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•	Cumulative revenue growth is a similar measure to cumulative earnings per share growth except that it measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow our size and scale, and cumulative revenue growth is an effective measure of their success in doing so.

We believe these two measures together align the interests of our named executive officers with those of our shareholders because achieving sustained earnings per share growth and revenue growth over time will drive improved shareholder return and foster maximum value for our assets.

Concurrent with Mr. Campbell’s recommendation to us that we freeze executive officer base salariesy, Mr. Campbell also confirmed to us that the executive officers would forgo any payouts under the long-term incentive plan opportunity, regardless if the performance measures for payout had been achieved in 2009. We concurred with Mr. Campbell’s recommendation and approved this commitment of the executive officers.

The following table sets forth information for the 2007-2009 performance period for each of our named executive officers: potential payout (in number of share units) at threshold, target and maximum levels; corporate performance as a multiple of the target level; and actual payouts (rounded to the nearest whole share):

				Performance
	Potential Payout (# Units)			as Multiple of	Payout
Name	Threshold	Target	Maximum	Target	(# Shares)

Edward P. Campbell	11,200	22,400	44,800	0	0
Gregory A. Thaxton	1,275	2,550	5,100	0	0
John J. Keane	2,800	5,600	11,200	0	0
Michael Groos	2,400	4,800	9,600	0	0
Peter G. Lambert	1,375	2,750	5,500	0	0

Stock Options

We relied upon Mercer’s annual analysis and assessment to set the target dollar values of long-term incentives at the 65th percentile of similar compensation awarded by the peer group. We set the value of stock options to be granted at approximately 50% of the value of total long-term incentives granted to each named executive officer, with the other 50% being granted in the form of performance shares.

With that principle in mind, we granted stock options for 2009 to our named executive officers at our December 4, 2008 meeting, at the same time we granted options to other key employees under our Key Employee Stock Option Program. We chose to grant stock options at our December 4, 2008 meeting because we have historically granted stock options during this meeting, which is scheduled annually at this time to deal with year-end compensation matters and to set compensation and performance goals for the next year.

The options granted to our named executive officers in 2009 expire in ten years; have an exercise price equal to the closing price of our common shares on the grant date; and vest in 25% increments in each of the four years following the grant date.

The following table provides the number of stock options granted to our named executive officers in 2009:

	Options	Grant Date
Name	(# Shares)	Fair Value ($)(1)

Edward P. Campbell	92,000	999,120
Gregory A. Thaxton	13,100	142,266
John J. Keane	22,700	246,522
Michael Groos	19,000	206,340
Peter G. Lambert	11,400	123,804

(1)	Grant date fair value was determined using the Black-Scholes option pricing model. The key assumptions used to determine grant date fair value are listed in footnote (4) to the “Grants of Plan-Based Awards During Fiscal Year 2009” table found in the compensation tables section of this proxy statement.

Mr. Campbell’s Compensation

On December 4, 2008, we approved a 2009 base salary increase of 3.27% for Mr. Campbell. As with other executive officers, we concurred with Mr. Campbell’s recommendation during our December 10, 2008 meeting and took action to rescind prospectively Mr. Campbell’s 2009 base salary increase.

Mr. Campbell’s total direct compensation for 2009 was approximately 62.2% less than his total direct compensation for the prior fiscal year. Despite the fact that Mr. Campbell’s individual performance during the year was strong, we felt that these reductions were appropriate and consistent with the principle of linking pay to performance after taking into account the company’s performance discussed above.

We also awarded Mr. Campbell options to purchase 92,000 shares of our common stock. This award was made as part of our usual practice of issuing long-term incentive awards in the first quarter following the end of the previous year. We made these awards after taking into consideration the responsibilities of Mr. Campbell as Chief Executive Officer, the number of unvested options and options that had exercise prices above the market price for our stock and Mr. Campbell’s individual performance.

2009 Realized Compensation

The increasing complexity of the standards of financial accounting and reporting related to equity-based executive compensation has made it difficult for investors to distinguish the compensation opportunities that we have provided to our named executive officers from the compensation that is actually realized by our named executive officers. We have provided below an additional compensation table for purposes of demonstrating the difference between compensation for 2009 as reported in the Summary Compensation Table for Fiscal Year 2009 of this proxy statement and compensation actually realized by our named executive officers in 2009. The table below differs substantially from the Summary Compensation Table for Fiscal Year 2009, is not a substitute for that table and shows the compensation realized by each of our named executive officers for 2009, including:

•	base salaries paid during 2009;

•	target incentive compensation opportunity (annual cash incentive and long-term incentive plans);

•	actual incentive compensation realized in 2009;

•	equivalent cash value of our common shares acquired upon the exercise of stock options during 2009 based on the market value of our common shares at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock); and

•	equivalent cash value of restricted stock that vested during 2009 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of the shares).

For purposes of this table, “total direct compensation” means base salary, annual cash incentive and compensation provided under our Long-Term Incentive Plan and excludes the stock option grant element of our executive compensation program. The realized value of stock options exercised during 2009 is recognized and included in the calculation of total realized compensation during 2009.

		Incentive Compensation Opportunity (at Target)		Total
			Value of	Direct	Actual Incentive Compensation Realized		Actual		Realized	Realized
			2007-2009	Compensation	Annual		Total Direct	Realized	Value of	Value of	Total
		Annual	L-TIP	Opportunity	Incentive	Earned	Compensation	Compensation	Stock	Restricted	Realized
Named		Incentive	(Grant Date	at Target	Payout	2007-2009	During	as % of Target	Options	Shares	Compensation
Executive	Base	Award	Fair Value)	for 2009	for 2009	L-TIP Payout	2009	Opportunity	Exercised	Vested	During 2009
Officer	Salary	($)	($)(1)	($)(2)	($)	($)	($)(3)	(%)(4)	($)(5)	($)(6)	($)(7)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Edward P. Campbell	767,884	767,884	1,026,350	2,562,118	0	0	767,884	30.0	0	468,996	1,236,880
Gregory A. Thaxton	254,269	139,848	148,426	542,543	0	0	254,269	46.9	0	0	254,269
John J. Keane	301,153	210,807	252,640	764,600	0	0	301,153	39.4	380,536	97,708	779,397
Michael Groos	464,768	232,384	214,744	911,896	0	0	464,768	51.0	0	110,143	574,911
Peter G. Lambert	222,923	122,608	126,320	471,851	0	0	222,923	47.2	0	0	222,923

(1)	Column (c) represents the grant date fair value, calculated in accordance with SFAS 123(R), of the 2007-2009 long-term incentive plan award at target. The amount in this column differs from the amount reflected in the Stock Awards column in the Summary Compensation Table for Fiscal Year 2009, which reflects the compensation expense recognized for financial statement reporting purposes with respect to long-term incentive plan awards.

(2)	Column (d) represents the sum of the amounts presented in Columns (a) through (c), and excludes grant date fair value of stock options awarded during 2009.

(3)	Column (g) represents the sum of the amounts presented in Columns (a), (e) and (f), and excludes grant date fair value of stock options awarded during 2009.

(4)	Column (h) represents the total direct compensation realized in 2009 as a percentage of the total direct compensation opportunity (Column (d)).

(5)	Column (i) reflects the pre-tax equivalent cash value of stock option exercises during 2009. Pre-tax equivalent value is determined using the “spread” between the grant date exercise price and the share price on the date of grant. Mr. Keane exercised options for 13,960 shares on August 25, 2009 at exercise prices of $26.27 per share and $27.71 per share. The share price for determining Mr. Keane’s gain was $54.87 (weighted average).

(6)	Column (j) represents the pre-tax cash equivalent value of restricted shares awarded to Messrs. Campbell, Keane and Groos on November 9, 2004 that vested on November 9, 2008. The equivalent cash value was determined using the average of the high and low price of Nordson common shares on November 9, 2008: $35.53. The other named executive officers did not receive a restricted shares award on November 9, 2004.

(7)	Column (k) represents the sum of the amounts presented in columns (g), (i) and (j).

Largely due to our performance in 2009, the total direct compensation realized by our named executive officers in 2009 was significantly below the target total direct compensation opportunity that we established at the beginning of the year as demonstrated in the above table — from 30% to 51% below target total direct compensation opportunity for 2009, respectively. This outcome resulted from a zero payout under the annual incentive plan and the long-term incentive plan. An example of the difference between the 2009 realized compensation in the table above and compensation reported in the Summary Compensation Table for Fiscal Year 2009 is demonstrated by the difference in Mr. Campbell’s total 2009 compensation presented in the table above – $1,236,880 - and his total 2009 compensation presented in the Summary Compensation Table for Fiscal Year 2009 - $6,208,343.

Unlike this 2009 Realized Compensation table, the Summary Compensation Table for Fiscal Year 2009 includes compensation amounts based on the change in the actuarial present value of accumulated pension benefits during the fiscal years shown. This 2009 Realized Compensation table excludes those amounts because we consider pension benefits in the context of our periodic assessment of the overall retirement benefit plan design and not as an element of our annual compensation decisions. Also, unlike the Summary Compensation Table for Fiscal Year 2009, this 2009 Realized Compensation table excludes the effect of expense accounting disclosure rules for equity grants that is discussed in the footnotes to the Summary Compensation Table for Fiscal Year 2009.

2010 Compensation Actions

The target total direct compensation for each named executive officer was set such that if we performed at the 50th percentile of our peer group, each named executive officer’s total direct compensation would equal approximately the 50th percentile of our peer groups’ total target direct compensation for executive officers with comparable responsibilities.

At our December 3, 2009 meeting, we established 2010 base salaries and incentive compensation targets. The base salary increases set for the named executive officers range from 3.3% to 18.6%.

We also established performance targets for the annual incentive plan. As was the case in 2009, the measures are return on capital and diluted earnings per share growth:

Measure	Threshold	Target	Maximum

Return on Capital	8%	11.5%	16%
Diluted Earnings Per Share Growth	0%	10%	20%

We revised our method for calculating return on capital for 2010 due to the impact of the $243 million impairment charge for goodwill and other long-lived intangible assets we incurred in 2009, which rendered the previously employed methodology for calculating return on capital no longer appropriate. Under this revised method, a capital charge is applied to unamortized goodwill associated with acquisitions occurring subsequent to 2009, and capital is net of cash, marketable securities and such post-2009 unamortized goodwill. For the diluted earnings per share performance measure, the corresponding diluted earnings per share levels are: threshold — $2.31 per share; target — $2.51 per share; and maximum — $2.74 per share.

For 2010, and in light of our historical performance, although attainment of threshold performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved for 2010, while the target and maximum levels represent increasingly challenging and aggressive levels of performance. To provide further context, we achieved the following annual cash incentive compensation results during the past three years: for return on capital, target performance in 2007, maximum performance in 2008 and below threshold for 2009; and for earnings per share growth, slightly above target performance in 2007, maximum performance in 2008 and below threshold for 2009.

We also established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the 2010-2012 Long-Term Incentive Plan performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels are: threshold — $7.50 per share; target — $8.10 per share; and maximum — $9.06 per share. For the cumulative revenue growth measure, the corresponding revenue levels are: threshold — $2,712,000,000; target — $2,845,000,000; and maximum — $3,212,000,000.

Employment Agreement with Mr. Hilton

Upon our recommendation, which was approved by the Board of Directors, we entered into an employment agreement with Mr. Michael F. Hilton wherein Mr. Hilton became our President and Chief Executive Officer effective January 16, 2010. Set forth below is a description of the material terms of the agreement:

Base Salary.  An annual base salary of not less than $675,000.

Annual Cash Bonus.  An opportunity to earn an annual cash bonus based upon participation in our senior management annual cash incentive plan as it may or may not exist from time to time with Mr. Hilton’s target bonus opportunity being equal to 90% of his base salary. For fiscal year 2010, Mr. Hilton is guaranteed an incentive payment of not less than ninety percent (90%) of the base salary he earns in fiscal year 2010.

Initial Equity Grant.  Contemporaneous with the effective date of the agreement, we granted Mr. Hilton a restricted share award equal to $210,000 determined by dividing $210,000 by the closing price of our common shares on January 16, 2010 in accordance with our rules governing restricted share awards. Shares may not be transferred or pledged until three years after the grant date, and are subject to forfeiture in the event of a voluntary termination of employment or termination of employment for cause prior to such date.

Long-Term Incentives.  On January 16, 2010, Mr. Hilton received an award of (i) nonqualified options equal to $750,000 (the number of shares in the grant to be determined under the Black-Scholes valuation methodology), and (ii) for Mr. Hilton’s participation in our 2010-2012 Long-Term Incentive Plan, performance share units equal to $750,000 (as determined using the closing share price of our common shares on the effective date). Payout under the plan is based upon the achievement of performance objectives established previously by us for the 2010-2012 performance period.

Relocation Benefits.  In addition to relocation benefits afforded in accordance with our standard relocation assistance program, we will reimburse Mr. Hilton for any cash loss on the sale of his primary residence (determined as of the time of sale) up to a maximum of $500,000. Any cash loss shall be determined based upon the purchase price of Mr. Hilton’s primary residence plus the cost of any capital improvements to the residence that qualify for addition to the tax basis of the residence.

Other Benefits.  Other benefits include paid-time off, participation in our health and welfare plans, life insurance, 401(k) retirement investment plan, disability benefit plans and, to the extent we provide them to other executive officers generally, financial, tax and estate planning services and annual physical exams as discussed previously under “Executive Perquisites” and “Elements of Executive Compensation — Welfare and Retirement Benefits.”

Legal Expenses.  We will reimburse Mr. Hilton for reasonable legal expenses and attorneys’ fees incurred by him in connection with the review of the agreement, up to a maximum of $15,000.

Supplemental Pension Benefit.  We established and provided to Mr. Hilton an individual nonqualified pension benefit that treats Mr. Hilton as if he were fully vested in the Nordson Corporation Salaried Employees Pension Plan, solely in the event that Mr. Hilton experiences a termination due to death, disability, or without cause, or resignation with good reason (whether or not in connection with a change-in-control), as those terms are defined in the agreement, prior to becoming one hundred percent (100%) vested in the Nordson Corporation Salaried Employees Pension Plan. Once Mr. Hilton has accrued sufficient service to be fully vested in the Nordson Corporation Salaried Employees Pension Plan, we will have no obligation to provide this supplemental individual pension benefit.

Post-Termination Payments.  Upon a termination by us without substantial cause or by Mr. Hilton for good reason, then in addition to payment of any accrued and unpaid compensation and benefits, Mr. Hilton is entitled to post-termination payments and benefits as follows:

(a) an amount equal to (i) two times his annual base salary at the rate in effect on the date of termination, plus (ii) an amount equal to two times the greater of: (x) 90% of his annual base salary, or (y) his target bonus payable in fiscal year 2010;

(b) a prorated amount of his annual bonus for such fiscal year based upon actual performance in such fiscal year, as determined at the end of the applicable performance period;

(c) a prorata payout of awards granted Mr. Hilton under the Long-Term Performance Plan for any performance period(s) not completed on the date of termination, based upon actual performance in each such applicable performance period, as determined at the end of the applicable performance period;

(d) full vesting in his benefit under the supplemental individual pension benefit and expiration of any restrictions on transfer of the initial equity grant or subsequent restricted common share grants; and

(e) continuation of health care and welfare benefits for a period of 24 months following the date of termination.

Tax Gross-Ups.  The agreement does not provide for tax gross-ups of any payment received by Mr. Hilton under the agreement.

Change-in-Control Retention Agreement.  Mr. Hilton signed a Change-in-Control Retention Agreement as described earlier in this Compensation Discussion and Analysis, effective January 16, 2010.

PART IV: POLICIES RELATED TO EXECUTIVE COMPENSATION

Equity Grant Policy

It is our policy that neither we nor members of our management team will backdate or manipulate any equity awards, or manipulate the timing of public releases of material information or equity awards with the intent of benefiting any award recipient. We believe establishing fixed dates for equity grants is an important measure to ensure the integrity of the equity grant process.

We grant equity-based awards under the shareholder-approved Amended and Restated 2004 Nordson Corporation Long-Term Performance Plan. Awards are effective on the date that we approve the award. We have delegated limited authority to our Chief Executive Officer to approve equity awards, excluding grants made to executive officers. Equity grants approved by our Chief Executive Officer in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter. In the event the effective date of the grant is a Saturday, Sunday or holiday, the effective date of grant will be the first subsequent day our common shares are traded. Such grants will be reported to us at our next regularly scheduled meeting. In 2009, Mr. Campbell did not approve any stock option or restricted share grants.

Share Ownership Guidelines

We require share ownership by our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following amount of our common shares:

Chief Executive Officer	5 times base salary
President (if other than the CEO)	3 times base salary
Other Executive Officers	2 times base salary

Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion, or in the case of executive officers in office at the time we adopted the ownership requirements, within five years of the date of adoption. The share ownership requirements are available for review at www.nordson.com/corporate/governance.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by us) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long-term incentive share awards, net of shares tendered to cover the exercise price of the options or taxes due on the exercise of the options or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement. We review annually the actual stock ownership of each executive officer compared to the applicable stock ownership guideline, including the number of vested stock options, share equivalent units in deferred compensation plans and stock ownership in the Nordson Corporation Employee Stock Ownership and 401(k) Plans, each of which count as valid forms of stock ownership under the ownership guidelines.

We expect the executive officers in office at the time the Share Ownership Guidelines were established to achieve their respective share ownership requirements by the end of 2010. We have concluded that executive officers that have been elected since the adoption of the Share Ownership Guidelines in December 2007 are making progress toward fulfillment of their respective ownership requirements by taking actions such as deferring long-term performance plan share grants, exercising and holding net stock option grants and increasing account balances in the 401(k) Nordson Stock Fund.

Accounting and Tax Considerations

We continuously review and evaluate the impact of tax laws, accounting changes and similar factors affecting our executive compensation program. For example, our recent adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” which results in recognition of compensation expense for stock incentives, and the recent enactment of Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we contemplate future changes to the program.

In addition, we attempt to structure the program to maximize its ability to deduct compensation payments for tax purposes. We take into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). Base salary does not qualify as “performance-based” compensation under Section 162(m). We attempt to ensure that incentive compensation qualifies as fully deductible “performance-based” compensation. We have established a requirement that executive officers will defer base salary and payouts under the annual cash incentive plan and long-term incentive plan to avoid the loss of deductibility by us to the extent that non-performance-based compensation under Section 162(m) exceeds $1,000,000. However, in certain extraordinary situations, we may approve compensation that will not meet these requirements. Based on our practice of requiring mandatory deferral of compensation that would not be deductible under Section 162(m), we have not paid any named executive officer compensation that, under Section 162(m), was not deductible by us.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s definitive proxy statement on Schedule 14A and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, each as filed with the Securities and Exchange Commission.

Compensation Committee

Stephen R. Hardis, Chairman
Joseph P. Keithley
William L. Robinson
Mary G. Puma
Benedict P. Rosen

January 16, 2010

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

SUMMARY COMPENSATION FOR FISCAL YEAR 2009

The following narratives, tables, footnotes and supplemental tables present the components of total compensation for our named executive officers for the fiscal years ended October 31, 2009, October 31, 2008 and October 31, 2007. The individual components of the total compensation reflected in the Summary Compensation Table for Fiscal Year 2009 are:

•	Salary. Base salary earned by a named executive officer during fiscal years 2009, 2008 and 2007. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the table.

•	Bonus. We did not award any annual non-performance-based discretionary cash incentives to our named executive officers for fiscal years 2009, 2008 and 2007. The payouts under our annual incentive compensation plan are included in the amounts presented in the “Non-Equity Incentive Plan Compensation” column of the table.

•	Stock Awards. The awards disclosed in the “Stock Awards” column consist of restricted share grants and performance share grants under our Long-Term Performance Plan for the fiscal year 2007-2009, 2008-2010 and 2009-2011 performance periods. The amounts for the awards represent the dollar amount recognized for financial statement reporting purposes for fiscal years 2009, 2008 and 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the Long-Term Performance Plan awards are included in the narrative accompanying the Grants of Plan-Based Awards During Fiscal Year 2009 table below.

•	Option Awards. The awards disclosed in the “Option Awards” column consist of option grants in fiscal years 2009, 2008 and 2007 (to the extent such awards remained unvested in whole or in part at the beginning of fiscal year 2009, 2008 or 2007). The amounts for the awards represent the dollar amount recognized for financial statement reporting purposes in fiscal years 2009, 2008 and 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K for fiscal years 2009, 2008 and 2007. Details about the option awards made during fiscal year 2009 are included in the narrative accompanying the Grants of Plan-Based Awards During Fiscal Year 2009 table.

•	Non-Equity Incentive Plan Compensation. The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned during fiscal years 2009, 2008, and 2007 under the annual cash incentive plan and during fiscal years 2008 and 2007 under the long term incentive plan. Further information concerning the annual incentive plan may be reviewed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Short-Term Incentive.” Further information concerning the long-term incentive plan may be reviewed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Long-Term Incentives.”

•	Change in Pension Value. The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent solely any actuarial increase during fiscal years 2009, 2008 and 2007 in the pension value provided under our qualified pension plan, non-qualified excess defined benefit pension plan and deferred compensation plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion of our pension plans and non-qualified deferred compensation plan, our contributions to the qualified and non-qualified excess defined benefit pension plan and the estimated actuarial increase in the value of the plans accompanies the Pension Benefits for Fiscal Year 2009 table and the Non-qualified Deferred Compensation for Fiscal Year 2009 table.

•	All Other Compensation. The amounts disclosed in the “All Other Compensation” column represent the combined value of the named executive officer’s perquisites and our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan for fiscal years 2009, 2008 and 2007.

Summary Compensation Table For Fiscal Year 2009

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for the fiscal years ended October 31, 2009, October 31, 2008 and October 31, 2007, as applicable. For additional information regarding compensation of the named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement. Mr. Thaxton was not a named executive officer in fiscal year 2007, and therefore information on his fiscal year 2007 compensation is not included. Mr. Lambert was not a named executive officer in fiscal years 2007 and 2008, and therefore information on his fiscal years 2007 and 2008 compensation is not included in the following table:

							Change in
							Pension
							Value & Non-
						Non-Equity	Qualified
						Incentive	Deferred	All Other
				Stock	Option	Plan Compen-	Compensation	Compen-
Name and Principal	Fiscal	Salary(1)	Bonus	Awards (2)	Awards (3)	sation (4)	Earnings (5)	sation (6)	Total
Position	Year	$	$	$	$	$	$	$	$

Edward P. Campbell	2009	767,884	—	(1,659,667)	918,095	—	6,132,620	49,411	6,208,343
Chairman, President and	2008	765,000	—	1,840,859	855,569	1,530,000	—	56,146	5,047,574
Chief Executive Officer	2007	740,000	—	1,270,619	853,478	1,723,816	2,954,096	65,130	7,607,139
Gregory A. Thaxton	2009	254,269	—	(71,543)	93,038	—	360,596	26,936	539,669
Vice President and	2008	220,000	—	154,226	60,293	242,000	29,340	24,869	730,728
Chief Financial Officer
John J. Keane	2009	301,153	—	(412,672)	227,135	—	576,893	28,933	721,442
Senior Vice President	2008	300,000	—	452,840	194,310	420,000	—	35,589	1,402,739
	2007	290,000	—	307,370	179,847	388,079	198,331	35,613	1,399,240
Michael Groos (7)	2009	464,768	—	(353,885)	194,685	—	158,560	27,449	491,577
Vice President	2008	508,803	—	395,816	178,277	508,803	—	31,152	1,622,851
	2007	448,729	—	278,153	173,512	441,149	1,058,529	28,675	2,428,747
Peter G. Lambert	2009	222,923	—	—	117,511	—	274,388	23,981	638,803
Vice President

(1)	This column includes amounts of base salary each named executive officer deferred into the 2005 Deferred Compensation Plan in fiscal years 2009, 2008 and 2007: Mr. Campbell — $233,031, $683,902 and $14,163; Mr. Thaxton — $24,452, $21,061; Mr. Keane - $28,015, $23,975 and $21,722; and Mr. Lambert — $3,000. Mr. Groos did not defer any base salary in fiscal years 2009, 2008 or 2007.

(2)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal years ended October 31, 2009, October 31, 2008 and October 31, 2007, in accordance with SFAS No. 123(R), for share awards granted under the Long-Term Incentive Plan. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Negative amounts are attributable to reversals of previously-recorded expenses reported in prior years’ Summary Compensation Tables, as targeted performance achievement levels were not attained for the fiscal year 2007-2009 Long-Term Incentive Plan performance period and are not expected to be attained for the fiscal year 2008-2010 Long-Term Incentive Plan performance period. Mr. Thaxton was not a named executive officer for fiscal year 2007. Mr. Lambert was not a named executive officer for fiscal years 2007 and 2008.

The other assumptions used in calculating these amounts are set forth in Note 12, Stock-based compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal year ended October 31, 2009 and Note 13, Stock-based compensation to the consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended October 31, 2008 and October 31, 2007.

(3)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal years ended October 31, 2009, October 31, 2008 and October 31, 2007, in accordance with SFAS No. 123(R), for stock options granted in fiscal years 2009, 2008 and 2007 and includes amounts from awards granted prior to fiscal years 2009, 2008 and 2007 that had not vested in whole or in part at the beginning of the respective fiscal year.

The table below lists the assumptions used in fiscal year 2009 to estimate the grant date fair value of the options granted to the named executive officers and included in this column as of October 31, 2009:

	Number of Shares		Expected Life (in
Fiscal Year	Granted	Exercise Price	years)	Dividend Yield	Volatility	Risk-Free Rate

2005	88,400	$37.15	7.0	1.70%	0.297	3.88%
2006	117,400	$38.98	7.6	1.94%	0.279	4.58%
2007	108,200	$48.77	7.8	1.64%	0.285	4.57%
2008	94,850	$52.91	6.1	1.41%	0.261	3.62%
2009	158,200	$28.74	6.2	1.36%	0.404	1.76%

The assumptions listed in this table differ from those presented in the table to footnote 4 to the Summary Compensation Table in our 2009 proxy statement due to the inclusion of Mr. Thaxton as a named executive officer for fiscal years 2008 and 2009 and Mr. Lambert for fiscal year 2009. The differences result from the difference in the vesting period for stock option grants awarded to (a) Mr. Thaxton prior to his election as an executive officer (five-year vesting period) in February 2006 and those awarded to him since February 2006 (four-year vesting period), and (b) Mr. Lambert prior to his election as an executive officer (five-year vesting period) in October 2005 and those awarded to him since October 2005 (four-year vesting period).

See “Grants of Plan-Based Awards During Fiscal Year 2009” for information with respect to the stock options granted in fiscal year 2009 and “Outstanding Equity Awards at Fiscal 2009 Year End” for information with respect to the stock options granted prior to fiscal year 2009. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(4)	The amounts in this column for fiscal years 2009 and 2008 represent the total non-equity incentive plan compensation we recognized during fiscal year 2009 and 2008 under our annual cash incentive plan only.

The amounts in this column for fiscal year 2007 represent the total non-equity incentive plan compensation we recognized during fiscal year 2007 under our annual cash incentive plan and the fiscal year 2005-2007 long-term incentive plan. Commencing with the fiscal year 2006-2008 performance period, settlement of the long-term incentive plan performance is made in Nordson common shares on a one-for-one basis. The components of the column amount for fiscal year 2007 for our named executive officers are:

		Fiscal Year	Total Non-Equity
Fiscal Year 2007	Fiscal Year 2007 Annual	2005-2007 Long-Term	Incentive Plan
Name	Incentive Plan ($)	Incentive Plan ($)	Compensation ($)

Edward P. Campbell	1,100,000	623,816	1,723,816
John J. Keane	264,000	124,079	388,079
Michael Groos	291,550	149,599	441,149

Mr. Thaxton and Mr. Lambert were not named executive officers for fiscal year 2007.

(5)	The amounts entered in this column were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

The following tables provide further details to the increases or decreases by plan during fiscal years 2009, 2008 and 2007:

			Deferred
Fiscal Year 2009	Change in Pension	Change in Supplemental	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Edward P. Campbell	211,784	3,685,345	2,235,491	6,132,620
Gregory A. Thaxton	170,248	163,903	26,445	360,596
John J. Keane	131,645	293,583	151,665	576,893
Michael Groos	158,560	—	—	158,560
Peter G. Lambert	128,197	143,405	2,786	274,388

			Deferred
Fiscal Year 2008	Change in Pension	Change in Supplemental	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Edward P. Campbell	(41,128)	456,504	(5,790,742)	(5,375,366)
Gregory A. Thaxton	7,221	29,181	(7,062)	29,340
John J. Keane	(34,260)	(22,435)	(115,175)	(171,870)
Michael Groos	(198,931)	—	—	(198,931)

			Deferred
Fiscal Year 2007	Change in Pension	Change in Supplemental	Compensation Plan
Name	Plan Value ($)	Pension Plan Value ($)	Earnings ($)	Total ($)

Edward P. Campbell	60,314	1,268,297	1,625,485	2,954,096
John J. Keane	13,671	154,389	30,271	198,331
Michael Groos	185,254	873,275	—	1,058,529

We are presenting the change in deferred compensation plan earnings in the above tables even though we do not provide guaranteed, above-market or preferential earnings on compensation deferred under our deferred compensation plan for U.S.-based named executive officers. We did not pay or accrue any expense for earnings on Mr. Groos’ deferred compensation since Mr. Groos’ deferred compensation arrangement did not require us to pay earnings on the balance of Mr. Groos’ deferred compensation account. Any earnings under Mr. Groos’ deferred compensation arrangement were the responsibility of a third party insurer.

For more information regarding our deferred compensation plans, see the “Non-qualified Deferred Compensation for Fiscal Year 2009” section of this proxy statement. For more information regarding accrued benefits under our defined benefit pension plans, see the “Pension Benefits for Fiscal Year 2009” section of this proxy statement.

(6)	The following tables describe each component of the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2009:

		Company	Company
		Contribu-	Match of
	Total	tions to Tax	Charitable	Total All Other
	Perquisites (a)	Qualified Plans	Contributions (b)	Compensation
Name	($)	($)	($)	($)

Edward P. Campbell	34,879	8,532	6,000	49,411
Gregory A. Thaxton	17,294	9,542	100	26,936
John J. Keane	18,583	7,350	3,000	28,933
Michael Groos	27,449	—	—	27,449
Peter G. Lambert	15,300	7,386	1,295	23,981

(a)	Perquisites for fiscal year 2009:

	Financial		Executive	Car	Total
	Planning	Club Dues	Physicals	Allowance	Perquisites
Name	($)	($)	($)	($)	($)

Edward P. Campbell	4,800	14,079	—	16,000	34,879
Gregory A. Thaxton	3,500	—	1,794	12,000	17,294
John J. Keane	4,300	525	1,758	12,000	18,583
Michael Groos	—	—	—	27,449	27,449
Peter G. Lambert	2,900	400	—	12,000	15,300

(b)	The amounts in this column represent matching contributions to the named executive officers under our employee matching gift program during fiscal year 2009. This program allows employees to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount, up to an aggregate maximum amount of $6,000 per calendar year, for contributions made by each employee during the calendar year.

(7)	Mr. Groos’ compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Groos into U.S. dollars for purposes of his base salary and cash incentive payout for fiscal year 2009 in this table was: €1 = $1.3629. For fiscal year 2008, the conversion rate was: €1 = $1.4921 and for fiscal year 2007, the conversion rate was €1 = $1.3435.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2009

We grant annual performance-based cash awards to the named executive officers under our shareholder-approved Amended and Restated 2004 Management Incentive Compensation Plan (referred to in the following table as the “MICP”). We also grant stock options and multi-year equity-based incentive awards to our named executive officers under our shareholder-approved Amended and Restated 2004 Long-Term Performance Plan. These awards are referred to in the following table as “Options” and “LTIP,” respectively.

Annual Performance-Based Cash Awards.  The Compensation Committee establishes threshold, target, and maximum performance measures at the beginning of a fiscal year. Payouts are determined by actual fiscal year performance against the pre-established measures and individual named executive officer performance. With fiscal year 2009 performance falling below threshold, no payouts were made under the MICP.

Stock Options.  Our Amended and Restated 2004 Long-Term Performance Plan allows for grants of incentive and non-qualified stock options. Stock options have a term of ten years, become exercisable over a four-year period at the rate of 25% per year beginning one year from the grant date, and have an exercise price equal to the closing price of our common shares on the grant date. Each option permits the optionee to pay for the exercise price and satisfy tax-withholding obligations with previously owned common shares or with shares acquired upon exercise. Information with respect to each of these awards on a grant-by-grant basis is set forth in the table.

Multi-Year Equity-Based Performance Awards.  The Compensation Committee may approve long-term incentive awards for executive officers based on three-year cumulative performance measures as selected by our Compensation Committee. If the target measure is achieved, the executive officers receive a payout of 100% of the award. For the fiscal year 2006-2008 performance period and thereafter, awards are granted in the form of performance share units and are settled in unrestricted Nordson common shares on a one-for-one basis. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold must be achieved before any payout is made. As a consequence of our failing to achieve threshold performance for the measures established by the Compensation Committee, there were no payouts for the fiscal year 2007-2009 performance period.

Grants of Plan-Based Awards During Fiscal Year 2009 Table

The following table, footnotes, and narrative present the components of the plan-based grants made to our named executive officers during fiscal year 2009.

			Estimated Future Payouts
			Under Non-equity			Estimated Future Payouts Under Equity
			Incentive Plan Awards(1)			Incentive Plan Awards(2)
									All Other
									Option
									Awards:		Grant Date
									Number of	Exercise or	Fair Value
									Securities	Base Price of	of Stock
									Underlying	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Options(3)	Awards	Awards(4)
Name	Plan	Grant Date	$	$	$	#	#	#	#	$/sh	$

Edward P. Campbell	MICP	Dec. 4, 2008	383,942	767,884	1,535,768	—	—	—	—	—	—
	LTIP	Dec. 4, 2008	—	—	—	16,250	32,500	65,000	—	—	1,719,250
	Options	Dec. 4, 2008	—	—	—	—	—	—	92,000	28.74	999,120
Gregory A. Thaxton	MICP	Dec. 4, 2008	69,924	139,848	279,696	—	—	—	—	—	—
	LTIP	Dec. 4, 2008	—	—	—	2,350	4,700	9,400	—	—	248,630
	Options	Dec. 4, 2008	—	—	—	—	—	—	13,100	28.74	142,266
John J. Keane	MICP	Dec. 4, 2008	105,404	210,807	421,614	—	—	—	—	—	—
	LTIP	Dec. 4, 2008	—	—	—	4,000	8,000	16,000	—	—	423,200
	Options	Dec. 4, 2008	—	—	—	—	—	—	22,700	28.74	246,522
Michael Groos	MICP	Dec. 4, 2008	116,192	232,384	464,768	—	—	—	—	—	—
	LTIP	Dec. 4, 2008	—	—	—	3,400	6,800	13,600	—	—	359,720
	Options	Dec. 4, 2008	—	—	—	—	—	—	19,000	28.74	206,340
Peter G. Lambert	MICP	Dec. 4, 2008	61,304	122,608	245,216	—	—	—	—	—	—
	LTIP	Dec. 4, 2008	—	—	—	2,000	4,000	8,000	—	—	211,600
	Options	Dec. 4, 2008	—	—	—	—	—	—	11,400	28.74	123,804

(1)	These columns show the dollar value of the potential payout for our named executive officers under the MICP at threshold, target or maximum performance. The measures and potential payouts are described in greater detail in the “Analysis of Compensation Decisions for 2009 and 2010” section of the Compensation Discussion and Analysis under the caption “Annual Incentive Compensation.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under the L-TIP at threshold, target or maximum performance. The measures and potential payouts are described in more detail in the “Analysis of Compensation Decisions for 2009 and 2010” section of the Compensation Discussion and Analysis under the caption “Long-Term Incentive Compensation.” The grant date fair value recognized for financial reporting purposes in fiscal year 2009 for these performance awards is included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2009.

(3)	The amounts in this column reflect the aggregate value of the award on the grant date determined in accordance with SFAS No. 123(R).

(4)	For FAS 123R purposes, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options granted under our Long-Term Performance Plan is the fair market value of our common shares on the date of grant. The following table sets forth the FAS 123R assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 0.404%.

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 1.76%.

c.	Dividend Yield: 1.36% based on the historical dividend yield.

d.	Expected Life: 6.2 years.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table, footnotes and narrative describe equity awards granted to our named executive officers under our 2004 Long-Term Performance Plan and Amended and Restated Long-Term Performance Plan that were outstanding as of the end of fiscal year 2009:

•	Stock Options (disclosed under the “Option Awards” columns). Consist of annual stock option grants made to our named executive officers. Stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

•	Fiscal Year 2008-2010 Long-Term Incentive Plan Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2008-2010 performance period began on November 1, 2007 and concludes on October 31, 2010. Settlement of these performance share unit awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

•	Fiscal Year 2009-2011 Long-Term Incentive Plan Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2009-2011 performance period began on November 1, 2008 and concludes on October 31, 2011. Settlement of these performance share unit awards will be in the form of unrestricted Nordson common shares on a one-for-one basis. The ultimate value of the awards will depend on the number of share units earned and the price of our common shares at the time of settlement.

Outstanding Equity Awards At Fiscal 2009 Year-End Table

The following table sets forth information with respect to option awards and performance share awards held by our named executive officers as of October 31, 2009.

	Option Awards				Stock Awards
								Plan
							Equity	Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options-	Options-	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested	Vested	Not Vested(2)
Name	(#)	(#)	$/sh	Expiration Date	(#)	($)	(#)	($)

Edward P. Campbell
2008 LTIP(3)	—	—	—	—	—	—	39,300	2,073,861
2009 LTIP(3)	—	—	—	—	—	—	65,000	3,430,050
Stock Options:
9-Dec-02	85,000	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	85,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(4)	62,400	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(5)	55,200	18,400	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(6)	31,750	31,750	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(7)	13,937	41,812	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(8)	—	92,000	28.74	4-Dec-2018	—	—	—	—
Gregory A. Thaxton
2008 LTIP(3)	—	—	—	—	—	—	4,900	258,573
2009 LTIP(3)	—	—	—	—	—	—	9,400	496,038
Stock Options:
4-Nov-02(9)	240	—	26.27	4-Nov-2012	—	—	—	—
3-Nov-03(9)	480	—	27.71	3-Nov-2013	—	—	—	—
9-Dec-04(9)	480	240	36.91	9-Dec-2014	—	—	—	—
7-Dec-05(9)	720	720	38.50	7-Dec-2015	—	—	—	—
22-Nov-06(6)	3,650	3,650	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(7)	1,700	5,100	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(8)	—	13,100	28.74	4-Dec-2018	—	—	—	—

	Option Awards				Stock Awards
								Plan
							Equity	Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options-	Options-	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested	Vested	Not Vested(2)
Name	(#)	(#)	$/sh	Expiration Date	(#)	($)	(#)	($)

John J. Keane
2008 LTIP(3)	—	—	—	—	—	—	9,670	510,286
2009 LTIP(3)	—	—	—	—	—	—	16,000	844,320
Stock Options:
9-Nov-04(4)	9,550	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(5)	13,500	4,500	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(6)	8,000	8,000	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(7)	3,450	10,350	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(8)	—	22,700	28.74	4-Dec-2018	—	—	—	—
Michael Groos
2008 LTIP(3)	—	—	—	—	—	—	8,300	437,991
2009 LTIP(3)	—	—	—	—	—	—	13,600	717,672
Stock Options:
9-Nov-04(4)	2,938	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(5)	4,000	4,000	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(6)	3,400	6,800	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(7)	2,925	8,775	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(8)	—	19,000	28.74	4-Dec-2018	—	—	—	—
Peter G. Lambert
2008 LTIP(3)	—	—	—	—	—	—	4,900	258,573
2009 LTIP(3)	—	—	—	—	—	—	8,000	422,160
Stock Options:
4-Nov-02(10)	420	—	26.27	4-Nov-2012	—	—	—	—
3-Nov-03(10)	1,800	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(10)	2,800	700	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(5)	6,000	2,000	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(6)	3,900	3,900	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(7)	1,700	5,100	52.91	5-Dec-2017	—	—	—	—
4-Dec-08(8)	—	11,400	28.74	4-Dec-2018	—	—	—	—

(1)	Represents vested stock options granted to our named executive officers for fiscal years 2002 through 2009. As of October 31, 2009, none of the options granted to any of our named executive officers during fiscal year 2009 had vested.

(2)	Based on the closing price of our common shares on October 31, 2009 — $52.77 per share. Actual realized value will be depend upon the number of performance share units earned and our share price at the time of settlement.

(3)	These performance share units were granted on December 5, 2007 and December 4, 2008, respectively, and are earned upon achievement of performance goals over the fiscal year 2008-2010 and 2009-2011 performance periods. The performance share units granted on December 4, 2008 are reported in the Grants of Plan-Based Awards During Fiscal Year 2009 table.

(4)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 9, 2005.

(5)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 14, 2006.

(6)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 22, 2007.

(7)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 5, 2008.

(8)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 4, 2009.

(9)	Consist of stock options granted November 4, 2002; November 3, 2003; December 9, 2004; and December 7, 2005 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Thaxton was not an executive officer on the date these options were granted. The options became exercisable in five equal annual installments (20% of grant per year), commencing November 4, 2003, November 3, 2004, December 9, 2005 and December 7, 2006, respectively.

(10)	Consist of stock options granted November 4, 2002; November 3, 2003; and November 9, 2004 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Lambert was not an executive officer on the date these options were granted. The options became exercisable in five equal annual installments (20% of grant per year), commencing November 4, 2003; November 3, 2004; and November 9, 2005, respectively.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2009

The following table sets forth information with respect to the stock options exercised by our named executive officers and restricted shares that vested during fiscal year 2009:

	Option Awards		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise (1)	Acquired on Vesting	Vesting (2)
Name	(#)	($)	(#)	($)

Edward P. Campbell	—	—	13,200	468,996
Gregory A. Thaxton	—	—	—	—
John J. Keane	13,960	380,536	2,750	97,708
Michael Groos	—	—	3,100	110,143
Peter G. Lambert	—	—	—	—

(1)	The Value Realized on Exercise is the difference between the market price of our common shares on date of exercise and the exercise price of the option. Of the 13,960 acquired by Mr. Keane, 960 were acquired at a share price of $26.27 per share and 13,000 were acquired at a share price of $27.71 per share.

(2)	The fair market value of the restricted share grant that lapsed on November 22, 2008 was $25.61 per share. Value is determined by the average of the high and low share price on the date the restrictions on transfer lapse.

PENSION BENEFITS FOR FISCAL YEAR 2009

The following table and narrative set forth the actuarial present value of, and other information about, the benefits accumulated by each of our named executive officers for fiscal year 2009.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	#	$	$

Edward P. Campbell	Salaried Employees Pension Plan	21.5	600,263	—
	Excess Defined Benefit Pension Plan (2)(3)	32.5	16,963,074	—
Gregory A. Thaxton	Salaried Employees Pension Plan	20.0	303,755	—
	Excess Defined Benefit Pension Plan	20.0	193,083	—
John J. Keane	Salaried Employees Pension Plan	17.0	257,279	—
	Excess Defined Benefit Pension Plan	17.0	539,902	—
Michael Groos	Statutory Pension Plan (4)	30.3	2,931,605	—
Peter G. Lambert	Salaried Employees Pension Plan	16.5	257,280	—
	Excess Defined Benefit Pension Plan	16.5	233,812	—

(1)	The actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2009 are:

•	measurement date of October 31;

•	retirement at age 65;

•	discount rate of 5.50%;

•	rate of compensation increases are 4.50% (before age 30); 3.50% (ages 30-45) and 2.51% (age 46 and above) for the qualified pension plan and the non-qualified excess defined benefit plans; and the RP 2000 Mortality Table for both males and females (post-retirement only).

Excess Defined Benefit Pension Plan present values were calculated assuming a lump sum payout as is permitted under the Excess Defined Benefit Pension Plan and have been elected by the named executive officers.

(2)	Under the arrangement discussed in the “Elements of Executive Compensation — Welfare and Retirement Benefits” section of the Compensation Discussion and Analysis under the caption “Retirement Benefits — Excess Defined Benefit Pension Plan” and in the narrative following these footnotes, Mr. Campbell is credited with 30 years of service as of October 31, 2007, the maximum number of years of credit available under this plan.

(3)	Of the present value of accumulated benefit amount, $9,453,642 represents the benefit to Mr. Campbell of the agreement to provide him a supplemental benefit discussed in the “Elements of Executive Compensation — Welfare and Retirement Benefits” section of the Compensation Discussion and Analysis under the caption “Retirement Benefits — Excess Defined Benefit Pension Plan” and in the narrative following these footnotes.

(4)	The present value of Mr. Groos’ statutory pension plan is based on his age 58 retirement on November 30, 2009 including the value of the supplemental pension arrangement with Mr. Groos. Specifics of the arrangement are discussed in the “Elements of Executive Compensation — Welfare and Retirement Benefits” section of the Compensation Discussion and Analysis under the caption “Retirement Benefits - Excess Defined Benefit Pension Plan” and in the narrative following these footnotes.

We sponsor the Nordson Corporation Salaried Employees Pension Plan, a qualified defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and annual incentive cash payment) for 60 months of the 120 most recent consecutive months prior to retirement.

Normal retirement age under the pension plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately with a 6% reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the pension plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•	Life Only Annuity. If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•	50% Joint & Survivor Annuity. If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to

50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•	100% (or 75%) Joint & Survivor Annuity. A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•	10 Year Certain Annuity. A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•	Level Income Option. This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for social security benefits. After social security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Mr. Groos is a participant in the Alter Pensionplan, the defined benefit pension plan sponsored by Nordson Deutschland GmbH. The benefit is 0.5% of base salary under the German social security contribution ceiling and 1.5% of base salary above the ceiling. This plan has been closed to new participants since fiscal year 2005.

Excess Defined Benefit Pension Plan

We also provide an excess defined benefit pension plan for our U.S.-based named executive officers. This plan is a non-tax qualified supplemental plan designed to work in conjunction with our qualified pension plan. The pension benefit outlined above for our qualified pension plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under our qualified pension plan and the balance is paid out under the supplemental plan.

In addition to the benefit payout alternatives listed above, under the excess defined benefit pension plan, our named executive officers may elect their benefit to be paid in a lump sum following termination of employment.

Benefits under the excess defined benefit pension plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the named executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the supplemental plan year in which the delayed payment period commences.

We agreed to provide Mr. Campbell with an additional non-qualified supplemental pension benefit under the excess defined benefit pension plan in order to restore some of the benefit he would have received if he had remained with his former employer. Mr. Campbell is a participant in the qualified pension plan, but his benefit will be modified to recognize his prior service with his former employer. His “average annual compensation” under the supplemental plan will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60). Mr. Campbell reached age 60 on December 31, 2009 and is therefore eligible for an age 65 benefit. His benefit will be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer.

For the purpose of retaining Mr. Groos’ services as the senior manager for our European operations, we agreed to provide Mr. Groos with a supplemental pension arrangement through his employer, Nordson Deutschland GmbH. This arrangement permitted Mr. Groos to accelerate his age 65 retirement under the Alter Pensionplan described above by one-half year for each year Mr. Groos remained employed with Nordson Deutschland GmbH after reaching age 50. Having retired effective November 30, 2009 at age 58, Mr. Groos is being provided an age 64 supplemental pension benefit.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in our deferred compensation plans for fiscal year 2009.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	With-	Balance at
		in Last	in Last	Last Fiscal	drawals /	Last Fiscal
		Fiscal Year(1)	Fiscal Year	Year	Distributions	Year End
Name	Plan Name	($)	($)	($)	($)	($)

Edward P. Campbell	Deferred Compensation Plan	—	—	769,971	—	5,451,693
	2005 Deferred Compensation Plan	1,742,556	49,137	1,465,520	—	9,532,486
Gregory A. Thaxton	Deferred Compensation Plan	—	—	—	—	—
	2005 Deferred Compensation Plan	57,184	4,090	26,445	—	110,743
John J. Keane	Deferred Compensation Plan	—	—	—	—	—
	2005 Deferred Compensation Plan	205,231	10,055	151,665	—	780,982
Michael Groos	Nordson Deutschland Deferred	—	—	250,055	—	2,875,177
	Compensation Arrangement (2)
Peter G. Lambert	Deferred Compensation Plan	—	—	—	—	—
	2005 Deferred Compensation Plan	17,640	850	2,786	—	21,938

(1)	This column includes amounts of base salary each named executive officer deferred in fiscal year 2008: Mr. Campbell — $233,031; Mr. Thaxton — $24,452; Mr. Keane — $28,015; Mr. Groos — $0; and Mr. Lambert — $3,000. These amounts deferred are included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2009 and also noted in footnote number 1 to that table.

(2)	The conversion rate used for purposes of converting Euros contributed by Mr. Groos to his deferred compensation arrangement account to U.S. dollars is the Euro to US dollar exchange rate on October 31, 2009: €1 = $1.3629.

Deferred Compensation Plans

Under the Deferred Compensation, 2005 Deferred Compensation and the Amended and Restated 2005 Deferred Compensation Plans, our named executive officers may elect to defer up to 100% of their base pay, annual cash incentive and long term incentive payout each year. Prior to the beginning of each fiscal year, our named executive officers may elect to defer up to 100% of their base salary, cash incentive compensation and long-term incentive plan performance share unit payout. A named executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee, including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under our qualified defined contribution 401(k) plan, although the plans are not linked. A named executive officer may elect to transfer investment funds each 30 days, the same as under the 401(k) plan. The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

The Internal Revenue Service places limits on amounts that “highly compensated employees,” such as our named executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) plan accounts of our executive officers in fiscal year 2009 were limited. In order to restore any matching contribution amount that may have been forgone by our named executive officers because of this limitation, we provide named executive officers the opportunity to capture this potentially lost match in the deferred compensation plan. This restoration match is made to the named executive officers who defer all or a portion of their base salary.

The primary benefit to our executive officers who participate in the deferred compensation plans is that most taxes are deferred on deferred amounts until the executive officer’s account balance is distributed, so savings accumulate on a pre-tax basis. Prior to the beginning of each fiscal year, our named executive officers may elect to defer up to 100% of their base salary, cash incentive compensation, and long-term incentive plan settlement in the form of share units. Distributions are made in either a lump sum or installments based upon the executive officer’s annual election. An executive officer may elect to receive payment in the form of a single lump sum or periodic payments over a period of 5, 10 or 15 years. At least 12 months prior to a distribution, a named executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least five years after the original date of distribution.

The Compensation Committee may accelerate the distribution of part or all of one or more of an executive officer’s accounts for reasons of a severe financial hardship that cannot be met using other financial resources. If an executive officer dies, payment will be made to the an executive officer’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the an executive officer’s share unit account.

Deferrals to the Deferred Compensation Plan, the predecessor plan to the 2005 Deferred Compensation Plan, were not permitted after December 31, 2004. In order to permit deferrals and payouts that complied with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the named executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options under the Deferred Compensation Plan and the 2005 Deferred Compensation were identical for fiscal years 2007, 2008 and 2009. There were seven investment funds that a named executive officer could choose in fiscal year 2009 with annual rates of return for the year ended October 31, 2009 ranging from .08% to 46%.

Investment Funds	2007 Return %	2008 Return %	2009 Return %

Investment Contract	4.00%	3.72%	3.58%
Money Market	4.95%	2.6526%	0.08%
Large Cap Value	12.72%	(35.6132)%	8.59%
Large Cap Blend	14.35%	(25.572)%	9.06%
Large Cap Growth	22.09%	(35.9894)%	20.16%
International Equity Index	33.52%	(49.0044)%	30.35%
Nordson Stock (includes dividends)	17.845%	(29.03)%	45.98%

Mr. Groos’ Deferred Compensation Plan

Nordson Deutschland GmbH had a deferred compensation arrangement with Mr. Groos. Under the terms of the arrangement, which was effective October 1, 1998, Mr. Groos was permitted annually to renounce (refuse to receive) all or a portion of the payouts under the annual incentive compensation plan and long-term incentive compensation plan prior to the payouts being made. The renounced amount was applied to the purchase of a life insurance policy. The face value of the policy is equal to the amount renounced by Mr. Groos. Nordson Deutschland GmbH is the named insured of this policy. Coincidental with the procurement of the insurance policy, Nordson Deutschland GmbH issued a contractual commitment (in other words, a lien) in favor of Mr. Groos for the proceeds of the insurance policy. The distribution of the proceeds of the insurance policy to Mr. Groos commenced upon his November 30, 2009 retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following narrative describes payments to each named executive officer or his or her beneficiaries that would be triggered by the occurrence of a loss of employment in each of the following situations: death, disability, retirement, termination without cause or for good reason, and termination in connection with a change-in-control.

Payments Made Upon All Terminations

A named executive officer will receive the following payments upon a termination of employment due to death, disability, retirement, termination without cause or good reason or termination in connection with a change-in-control:

•	base salary earned but not yet paid as of the date of termination;

•	annual cash incentive payout earned but not yet paid as of the date of termination; and

•	long term incentive payouts for the most recently completed three-year performance period not yet paid as of the date of termination.

Payouts of account balances of a named executive officer’s deferred compensation plan accounts, the qualified and non-qualified defined benefit pension plan and qualified defined contribution (401(k)) plan would be made under the payout provisions of those plans. Vested stock options would be exercised according to the terms of grant and the Compensation Committee’s Rules in effect at the time of grant.

Payments Upon Termination Due to Death

In addition to the payments described above, the estate or beneficiaries of our named executive officer would receive the following:

•	For U.S.-based named executive officers, a death benefit that includes amounts provided by us as an insurance benefit in the event of the employee’s death (generally available to all salaried employees) and additional amounts elected and paid for by each named executive officer who has elected optional insurance coverage; and

•	pro-rated payouts for the fiscal year 2008-2010 and fiscal year 2009-2011 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed a payout at the expected maximum performance level.

Payments Upon Termination Due to Long-Term Disability

Our U.S.-based named executive officers will receive all the payments described above in the “Payments Made Upon All Terminations” and the following:

•	monthly income replacement benefits under the long-term disability plan;

•	24 months of health care coverage based on the applicable COBRA rates for the named executive officer; and

•	pro-rated payouts for the fiscal year 2008-2010 and fiscal year 2009-2011 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed a payout at the expected maximum performance level.

The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to a named executive officer above the maximum annual disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

Mr. Groos received a long-term disability benefit coverage under the pension plan sponsored by Nordson Deutschland GmbH.

Payments Upon Termination Due to Retirement

Upon retirement, our named executive officers will receive the payments described above under “Payments Made Upon All Terminations” and pro-rated payouts for the fiscal year 2008-2010 and fiscal year 2009-2011 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed a payout at the expected maximum performance level.

Payments Upon Termination for Cause or Voluntary Termination

Our named executive officers receive the payments described above under “Payments Made Upon All Terminations.” No additional or enhanced payments would be made to a named executive officer.

Payments Upon Termination Without Cause or for Good Reason

Upon a termination without cause of a named executive officer or for good reason by a named executive officer, a named executive officer will receive the payments described above under “Payments Made Upon All Terminations.” We have no contractual obligation to provide severance payments or benefits to a named executive officer whose employment is terminated without cause or good reason, other than with respect to Mr. Campbell under his severance arrangement and for all named executive officers, in the instance of a termination without cause or for good reason following a change-in-control. If any negotiated severance arrangement were entered into between us and a named executive officer, we would require the named executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will generally be made in equal installments over regular payroll periods subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

Payments in Connection with a Change-in-Control

A change-in-control occurs if and when:

•	subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the board of directors;

•	during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the board of directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	our shareholders approve a plan of complete liquidation or dissolution;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•	we are merged with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

A change-in-control results in the following effects under our various executive compensation plans:

•	any outstanding unvested stock options held by a named executive officer vest and become exercisable immediately upon a change-in-control; and

•	any outstanding long-term performance plan performance share units vest immediately in the event of a change-in-control as determined by the performance level achieved at the time of a change-in-control.

Payments Upon a Qualifying Termination Following a Change-in-Control

The retention agreements in effect on October 31, 2009 and discussed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Change-in-Control Retention Agreements” require two triggering events before any severance payments are made to a named executive officer:

•	change-in-control (as defined above); and

•	subsequent termination of the employment of the named executive officer without cause or for good reason by the executive officer.

Each retention agreement provides that, if the employment of the named executive officer is terminated by us during the two years following a change-in-control without “cause” or by the named executive officer for “good reason” (as described below), the named executive officer would receive the following:

•	lump sum cash payment equal to two times the sum of the named executive officer’s annual base salary and annual cash incentive compensation (at the target payout);

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for up to two years;

•	up to $50,000 of professional outplacement services;

•	two additional years of age and two additional years of service credit under the defined benefit pension plan and excess defined benefit pension plan (except for Mr. Campbell who would have received an additional five years of age); and

•	if applicable, a “gross up” payment to offset the effect, if any, of the excise tax imposed by the Internal Revenue Code on such severance payments.

“Cause” is defined as (i) the executive officer committing an act of fraud, embezzlement, theft, or other similar criminal act constituting a felony and involving our business, or (ii) except by reason of incurring a disability, the executive officer breaches his agreement to devote his business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the company to generally the same extent as the executive officer so devoted his business time, energy, and talent before the change-in-control and fails to cure that breach within 30 days of receipt of written notice of that breach from our board of directors.

“Good reason” for termination of employment by the executive officer is defined as any of the following circumstances occurring during the two-year period following a change-in-control without the executive officer’s express written consent:

(i)	a reduction in the named executive officer’s base annual salary from that provided immediately before change-in-control;

(ii)	a failure by us to make available to the named executive officer compensation plans, employee pension plans, and employee welfare benefit plans (collectively, “Plans”) and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to the named executive officer immediately before the change-in-control;

(iii)	a change in the location of the named executive officer’s principal place of employment by more than 50 miles from the location where the named executive officer was principally employed immediately before the change-in-control;

(iv)	a significant increase in the frequency or duration of the named executive officer’s business travel; or

(v)	a material and adverse change in the authorities, powers, functions, or duties attached to the named executive officer’s position from those authorities, powers, functions, and duties as they existed immediately before the change-in-control (but a change in the office or officer to whom the named executive officer reports will not, in itself, be deemed to be a material adverse change in the named executive officer’s authorities, powers, functions, or duties for these purposes).

Severance payments that would have been due Mr. Campbell under his change-in-control employment agreement had a change-in-control occurred on October 31, 2009 are presented in the table below and discussed in the footnotes 1-3 to the table.

Potential Payments Upon Termination Or Change-In-Control Tables

The following tables reflect enhanced payments or benefits to each named executive officer in the event of a loss of employment due to death, disability, retirement, termination without cause or good reason or a qualifying termination following a change-in-control. The tables also identify enhanced payments that would be received upon a change-in-control.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles:

•	each of the triggering events occurred on October 31, 2009 (including the change-in-control and the qualifying termination following a change-in-control);

•	no amounts for base salaries, annual cash incentives or the fiscal year 2007-2009 long-term performance plan payout are included in the following tables because the amounts are already earned as of October 31, 2009 and are not enhanced by any of the triggering events (there were no payouts under either of these plans for fiscal year 2009);

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2009;

•	the value of our common shares on October 31, 2009 was $52.77 per share;

•	no amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit; and

•	accelerated stock options were valued at an amount per share equal to the difference between $52.77 and the grant price per share for each of the accelerated stock options; and

•	the value of the long-term incentive plan payout was determined using an expected performance payout at maximum performance.

Not included in the tables are payments each named executive officer earned or accrued prior to termination, such as the balances under the deferred compensation plans, accrued retirement benefits, and previously vested options. For information about these previously earned and accrued amounts, see the following tables located elsewhere in this proxy statement:

•	Summary Compensation Table for Fiscal Year 2009;

•	Outstanding Equity Awards at Fiscal 2009 Year-End;

•	Option Exercises and Stock Vested During Fiscal Year 2009;

•	Non-Qualified Deferred Compensation for Fiscal Year 2009; and

•	Pension Benefits for Fiscal Year 2009.

				Qualifying
				Termination
		Termination		Following
	Death, Disability	(without Cause or	Change-in-	Change-in-
	and Retirement	for Good Reason)	Control	Control
	($)	($)	($)	($)

Edward P. Campbell
Severance (Cash)(1)(2)	767,884	1,535,768	—	6,602,380
Stock Options	—	—	2,591,312	—
Long-Term Incentive Plan Awards FY 2008-2010 & FY 2009-2011	—	—	—	—
Supplemental Defined Pension Benefit	—	—	—	193,083
Health Care Benefits	—	—	—	10,448
Professional Outplacement Services	—	—	—	10,000
Perquisites(3)	—	—	—	75,158
Excise and Related Income Tax Gross Up	—	—	—	—
Total Enhanced Payments or Benefits	767,884	1,535,768	2,591,312	6,891,069

Gregory A. Thaxton
Severance (Cash)	—	—	—	788,234
Stock Options	—	—	343,474	—
Long-Term Incentive Plan Awards FY 2008-2010 & FY 2009-2011	—	—	—	—
Excess Defined Pension Benefit	—	—	—	103,958
Health Care Benefits	—	—	—	23,019
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	383,926
Total Enhanced Payments or Benefits	—	—	343,474	1,349,137

John J. Keane
Severance (Cash)	—	—	—	1,023,920
Stock Options	—	—	639,491	—
Long-Term Incentive Plan Awards FY 2008-2010 & FY 2009-2011	—	—	—	—
Excess Defined Pension Benefit	—	—	—	172,738
Health Care Benefits	—	—	—	14,919
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—
Total Enhanced Payments or Benefits	—	—	639,491	1,261,577

				Qualifying
				Termination
		Termination		Following
	Death, Disability	(without Cause or	Change-in-	Change-in-
	and Retirement	for Good Reason)	Control	Control
	($)	($)	($)	($)

Michael Groos
Severance (Cash)	—	—	—	1,394,304
Stock Options	—	—	538,890	—
Long-Term Incentive Plan Awards FY 2008-2010 & FY 2009-2011	—	—	—	—
Supplemental Pension Arrangement				525,225
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—
Total Enhanced Payments or Benefits	—	—	538,890	1,969,529

Peter G. Lambert
Severance (Cash)	—	—	—	691,062
Stock Options	—	—	328,204	—
Long-Term Incentive Plan Awards FY 2008-2010 & FY 2009-2011	—	—	—	—
Excess Defined Pension Benefit	—	—	—	111,587
Health Care Benefits	—	—	—	14,919
Professional Outplacement Services	—	—	—	50,000
Excise and Related Income Tax Gross Up	—	—	—	—
Total Enhanced Payments or Benefits	—	—	328,204	867,568

(1)	Mr. Campbell had a severance arrangement with us that provided for a cash payment equal to two times the sum of his base salary and annual cash incentive in the event his employment was involuntarily terminated without cause. For purposes of this arrangement, “cause” is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving company business. These payments would be grossed-up in the event excise taxes are levied on the payment. This arrangement did not apply to a termination of Mr. Campbell’s employment without cause or by Mr. Campbell for good reason following a change-in-control. In the event of a change-in-control occurring on October 31, 2009, Mr. Campbell’s change-in-control employment agreement provides that he would receive a cash severance payment equal to two times the sum of his base salary and the highest of (i) the annual cash incentive plan in effect immediately before October 31, 2009, or (ii) the annual cash incentive plan in effect on October 31, 2007.

(2)	Mr. Campbell’s change-in-control employment agreement provided for a cash payment in lieu of the opportunity to receive stock option grants if Mr. Campbell were terminated without cause or by Mr. Campbell for good reason following a change-in-control. Under the formula provided in the agreement, the cash payment due based upon a change-in-control occurring on October 31, 2009 would be equal to two times the Black-Scholes option price value of stock options granted to Mr. Campbell for fiscal year 2008. In fiscal year 2008, Mr. Campbell was granted an option for 55,750 shares having a Black-Scholes value of $809,490 on date of grant.

(3)	Mr. Campbell’s change-in-control employment agreement provided for continuation of perquisites for a two-year period in the event his employment was involuntarily terminated without cause or by Mr. Campbell for good reason following a change-in-control.

APPENDIX A

AUDIT COMMITTEE REPORT

January 16, 2010

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed the audited financial statements of the company for the year ended October 31, 2009 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended, as adopted by Public Accounting Oversight Board in PCAOB Rule 3526.

The Committee also has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We have discussed with E&Y its independence from management and the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2009.

Audit Committee

William P. Madar, Chairman
William D. Ginn
Randolph W. Carson
Dr. David W. Ignat
Michael J. Merriman, Jr.

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY
ACCORDING TO THE INSTRUCTIONS
ON THE PROXY CARD.

                NORDSON CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Standard Time, on February 16, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/NDSN

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of five Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Lee C. Banks	☐	☐	02 - Randolph W. Carson	☐	☐	03 - Michael F. Hilton	☐	☐

	04 - Victor L. Richey, Jr.	☐	☐	05 - Benedict P. Rosen	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Nordson’s independent registered public accounting firm for the fiscal year ending October 31, 2010.	☐	☐	☐	3. Any other matter that may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
014L6C

Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning your vote.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NORDSON CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 16, 2010
This Proxy is Solicited by the Board of Directors
At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 16, 2010, and at any adjournment, MARY G. PUMA, WILLIAM L. ROBINSON, JOSEPH P. KEITHLEY, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the matters as stated on the reverse side.
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless otherwise specified, this Proxy will be voted FOR the election as Directors of all nominees and FOR Proposal 2, noted on the reverse side.
IMPORTANT NOTICE TO PARTICIPANTS IN THE EMPLOYEES’ SAVINGS TRUST PLAN
New York Life Trust Company, as Trustee of the Nordson Employees’ Savings Trust Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this form and return it to us promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.
For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Nordson Employees’ Savings Trust Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, this proxy must be voted by 9:00 a.m., Central Time, February 12, 2010.
New York Life Trust Company
(Continued, and to be signed, on reverse side)